S&S DRAFT
                                                                 9/4/98




                          WIRELESS ONE, INC.



     13.00% SENIOR SECURED DISCRETIONARY NOTES DUE APRIL 15, 1999



                      ______________________________

                 DISCRETIONARY NOTE PURCHASE AGREEMENT
                      ______________________________



                        Dated September _, 1998

                           TABLE OF CONTENTS


                                                                   PAGE


1.   AUTHORIZATION OF NOTES                                             1

2.   SALE AND PURCHASE OF NOTES                                         1

3.   CLOSINGS                                                           2
     3.1.Initial Closing                                                2
     3.2.  Subsequent Closings                                          3

4.   CONDITIONS TO CLOSINGS                                             3
     4.1.  Representations and Warranties                               3
     4.2.  Performance; No Default                                      3
     4.3.  Documents Required                                           4
     4.4.  Opinions of Counsel                                          6
     4.5.  Purchase Permitted by Applicable Law, Etc.                   7
     4.6.  Consents and Approvals                                       7
     4.7.  Payment of Special Counsel Fees                              7
     4.8.  Changes in Corporate Structure                               7
     4.9.  Proceedings and Documents                                    8
     4.10. No Material Adverse Change                                   8
     4.11. Litigation                                                   8
     4.12. Capital Structure                                            8
     4.13. Due Diligence                                                8
     4.14. Business Plan                                                9
     4.15. Bondholder Consent                                           9
     4.16. Warrants                                                     9
     4.17. Subsequent Note Closings                                     9

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY                      10
     5.1.  Organization; Power and Authority                            10
     5.2.  Authorization, Enforceability, Etc.                          10
     5.3.  Disclosure                                                   10
     5.4.  Organization and Ownership of Shares of Subsidiaries;
                Affiliates                                              11
     5.5.  Financial Statements                                         11
     5.6.  Compliance with Laws, Other Instruments, Etc.                12
     5.7.  Governmental Authorizations, Etc.                            13
     5.8.  Litigation                                                   14
     5.9.  Taxes                                                        14
     5.10. Title to Property; Leases                                    15
     5.11. Licenses, Permits, Etc.                                      15
     5.12. Security Interests, Etc.                                     16
     5.13. Compliance with ERISA                                        16
     5.14. Private Offering by the Company                              17
     5.15. Use of Proceeds; Margin Regulations                          17
     5.16. Status Under Certain Statutes                                18
     5.17. Foreign Assets Control Regulations, Etc.                     18
     5.18. Environmental Matters                                        19
     5.19. No Burdensome Agreements                                     20
     5.20. Existing Indebtedness; Future Liens                          20
     5.21. FCC Licenses; Channel Leases; System Agreements;
                and the Systems                                         21
     5.22. Interference                                                 23
     5.23. Line of Sight Households                                     23
     5.24. Lease Agreements                                             23
     5.25. Employee Contracts                                           24
     5.26. Maintenance of Separateness                                  24
     5.27. Material Contracts                                           24
     5.28. Accounts                                                     24
     5.29. Year 2000 Compliance                                         25

6.   REPRESENTATIONS OF THE PURCHASER                                   25
     6.1.  Purchase for Investment                                      25
     6.2.  Accredited Investor                                          25
     6.3.  Source of Funds                                              26

7.   REDEMPTIONS AND REPURCHASES OF THE NOTES                           26
     7.1.  Required Redemptions                                         26
     7.2.  Optional Redemptions                                         26
     7.3.  Notice of Redemptions                                        26
     7.4.  Allocation of Partial Redemptions                            27
     7.5.  Maturity; Surrender, Etc.                                    27
     7.6.  Purchase of Notes                                            27

8.   AFFIRMATIVE COVENANTS                                              27
     8.1.  Financial and Business Information                           27
     8.2.  Compliance with Law                                          30
     8.3.  Maintenance of Insurance                                     30
     8.4.  Maintenance of Properties                                    30
     8.5.  Payment of Taxes and Claims; Performance of Material
                Obligations                                             31
     8.6.  Preservation of Corporate Existence, Etc.                    31
     8.7.  Maintenance of Books and Records; Inspection                 31
     8.8.  Use of Proceeds                                              32
     8.9.  Furnishing of Rule 144 Information                           32
     8.10. Capital Stock                                                33
     8.11. Obligations of Additional Obligors                           33
     8.12. Maintenance of Separateness                                  34
     8.13. Performance of Material Contracts                            34
     8.14. Accounts                                                     34
     8.15. Tower Site Leases, Channel Leases and Programming Agreements 35
     8.16. Key Man Life Insurance                                       35
     8.17. Financial Statements                                         35
     8.18. Maintenance of FCC Licenses and Channels                     35
     8.19. Condition Subsequent to the Initial Closing                  35

9.   NEGATIVE COVENANTS                                                 35
     9.1.  Limitations on Transactions with Affiliates                  36
     9.2.  Limitations on Liens                                         36
     9.3.  Limitations on Indebtedness                                  37
     9.4.  Limitations on Lease Obligations                             37
     9.5.  Limitations on Mergers, Consolidations,
                Sales of Assets, Etc.                                   38
     9.6.  Limitations  on  Dividends and Other Payment
                Restrictions Affecting Subsidiaries                     39
     9.7.  Limitations on Prepayments of Indebtedness,
                Charter Amendments, Etc.                                39
     9.8.  Limitations on Negative Pledges                              40
     9.9.  Limitations on Changes in Fiscal Year                        41
     9.10. Limitation on Investments                                    41
     9.11. Limitation on Asset Purchases                                41
     9.12. Limitation on Capital Stock                                  41
     9.13. Limitation on Licenses                                       41
     9.14. Limitation on Line of Business                               42
     9.15. Limitation on Termination of Employer Plans                  42
     9.16. Limitation on Investment Company Act                         42
     9.17. Limitation on Press Releases                                 42
     9.18. Limitation on Creation of Subsidiaries                       42
     9.19. Limitations on Employment Contracts                          42

10.  FINANCIAL COVENANTS                                                43

11.  EVENTS OF DEFAULT                                                  43
     11.1. Events of Default                                            43
     11.2. Acceleration                                                 46
     11.3. Other Remedies                                               47
     11.4. Rescission                                                   47
     11.5. Restoration of Rights and Remedies                           47
     11.6. No Waivers or Election of Remedies, Expenses, Etc.           47

12.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES                      48
     12.1. Registration of Notes                                        48
     12.2. Transfer and Exchange of Notes                               48
     12.3. Replacement Notes                                            48

13.  PAYMENTS ON NOTES                                                  49
     13.1. Place of Payment                                             49
     13.2. Home Office Payment                                          49

14.  EXPENSES, ETC.                                                     49
     14.1. Transaction Expenses                                         49
     14.2. Indemnity                                                    50
     14.3. Survival                                                     51

15.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT       52

16.  AMENDMENT AND WAIVER                                               52
     16.1. Requirements                                                 52
     16.2. Solicitation of Holders of Notes                             53
     16.3. Binding Effect, Etc.                                         53
     16.4. Notes Held by Company, Etc.                                  53

17.  NOTICES                                                            54

18.  REPRODUCTION OF DOCUMENTS                                          54

19.  CONFIDENTIAL INFORMATION                                           54

20.  SUBSTITUTION OF PURCHASER                                          55

21.  MISCELLANEOUS                                                      56
     21.1. Successors and Assigns                                       56
     21.2. Payments Due on Non-Business Days                            56
     21.3. Satisfaction Requirement                                     56
     21.4. Severability                                                 56
     21.5. Construction                                                 56
     21.6. Computation of Time Periods                                  56
     21.7. Counterparts                                                 57
     21.8. Governing Law; Submission to Jurisdiction, Etc.              57

                               SCHEDULES

Schedule I       -    Information Relating to Purchasers
Schedule II      -    Defined Terms
Schedule 4.8     -    Changes in Corporate Structure
Schedule 5.3     -    Disclosure
Schedule 5.4(a)  -    Subsidiaries of the Company
Schedule 5.4(b)  -    Liens of Stock of Subsidiaries
Schedule 5.4(c)  -    Subsidiaries Party to Restrictive Agreements
Schedule 5.5     -    Financial Statements
Schedule 5.6     -    Compliance with Laws
Schedule 5.7     -    Governmental Authorizations
Schedule 5.8     -    Litigation
Schedule 5.9     -    Taxes
Schedule 5.10    -    Title to Property
Schedule 5.11    -    Licenses, Permits, Etc.
Schedule 5.18    -    Environmental Disclosures
Schedule 5.20    -    Outstanding Indebtedness
Schedule 5.21(a) -    Operating Systems
Schedule 5.21(b) -    System Agreements
Schedule 5.21(c) -    Channel Leases
Schedule 5.21(d) -    FCC Licenses
Schedule 5.21(e) -    Licenses, Status and Operations of all Systems' Channels
Schedule 5.21(g) -    Assets, Permits and System Agreements
Schedule 5.21(h) -    Non-Possession of System Agreements
Schedule 5.22    -    Material Adverse Electrical Interference
Schedule 5.23    -    Line of Sight Households
Schedule 5.24    -    Leases
Schedule 5.25    -    Employment Agreements
Schedule 5.27    -    Material Contracts
Schedule 5.28    -    Accounts
Schedule 8.10    -    Capital Stock
Schedule 8.11    -    Obligations of Additional Obligors
Schedule 9.1     -    Transactions with Affiliates
Schedule 9.2     -    Existing Liens
Schedule 9.5     -    Approved Asset Sales
Schedule 9.13    -    Termination of Licenses


                               EXHIBITS

Exhibit A    -  Form of Note
Exhibit B    -  Form of Notice of Discretionary Note Issuance
Exhibit C    -  Form of Security Agreement
Exhibit D    -  Form of Subsidiary Guaranty
Exhibit E    -  Form of Warrant Agreement
Exhibit F-1  -  Form of Opinion of Counsel for the Obligors
Exhibit F-2  -  Form of Opinion of General Counsel of the Company
Exhibit G    -  Form of FCC Cooperation Agreement





                          WIRELESS ONE, INC.



     13.00% Senior Secured Discretionary Notes due April 15, 1999



                                               As of September __, 1998


TO THE PURCHASERS LISTED
   IN THE ATTACHED SCHEDULE I


Ladies and Gentlemen:

           Wireless One, Inc., a Delaware corporation (the "COMPANY"), agrees with you as follows:


1.   AUTHORIZATION OF NOTES.

           The Company may, from time to time, request that you purchase and, subject to the provisions set forth in Section 2 and the other terms and conditions of this Agreement, shall authorize the issue and sale of its 13.00% Senior Secured Discretionary Notes due April 15, 1999 (together with the Notes delivered pursuant to Section 2 of this Agreement and any such Notes issued in substitution or exchange therefor pursuant to Section 12 of this Agreement, the "NOTES"). Each of the Notes shall be in substantially the form of Exhibit A attached hereto, with such amendments, supplements and other modifications thereto, if any, as shall be approved from time to time by you and the Company. Capitalized terms used in this Agreement shall have the meanings specified in
Schedule II attached hereto; and references to a "Schedule" or an "Exhibit" are, unless otherwise specified herein, to a Schedule or an Exhibit attached to this Agreement.


2.   SALE AND PURCHASE OF NOTES.

           The Company may request that you purchase and, subject to the provisions set forth below and the other terms and conditions of this Agreement and such other conditions as you shall specify in a Discretionary Purchase Notice, you will (only if you determine in your sole discretion to do so) purchase from the Company (a "NOTE ISSUANCE"), at the Closings provided for in
Section 3, Notes from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Maturity Date in the manner set forth below; provided that, following such issuance, the aggregate principal amount of the Notes then issued shall not exceed $20,000,000.

           (a) The Company may request that you purchase Notes by delivering to you, by telecopier or telex, a notice of a proposed Note Issuance (a "NOTICE OF NOTE ISSUANCE"), in substantially the form of Exhibit B hereto, specifying therein (i) the requested date of such proposed Note Issuance,
     (ii) the requested aggregate principal amount of the Notes proposed to be issued on such date and (iii) other items (if any) to be applicable to such Note Issuance, not later than 12:00 noon (New York City time) at least ten Business Days prior to the date of the proposed Note Issuance.

           (b) You may, if, in your sole discretion you elect to do so, irrevocably accept to purchase one or more Notes from the Company in connection with such proposed Note Issuance by notifying the Company before 12:00 noon (New York City time) three Business Days before the date of such proposed Note Issuance of the amount of each Note you would be willing to purchase and the amount of the Facility Fee payable in connection therewith in an amount not to exceed 10% of the principal amount of each such Note (the "DISCRETIONARY PURCHASE NOTICE").

           (c) The Company may, before 9:00 A.M. (New York City time) on the date of such proposed Note Issuance cancel such proposed Note Issuance by giving you notice to that effect.

           (d) After receipt by the Company of the Discretionary Purchase Notice from you that you have agreed to purchase one or more Notes pursuant to such proposed Note Issuance as set forth in clause (b) above and upon fulfillment of the applicable conditions set forth in Section 4 in the case of the Initial Closing (as defined below) or Section 4.18 in the case of a Subsequent Closing (as defined below), you will purchase such Notes at the purchase price of 100% of the aggregate principal amount thereof at the location set forth in Section 3 or such other location as shall be agreed upon by you and the Company. You shall have no commitment or obligation to purchase any Notes regardless of whether the conditions set forth in Section 4 or 4.18, as the case may be, have been satisfied unless you shall have given the Discretionary Purchase Notice pursuant to
     Section 2(b).

           (e) Each Note shall be in an aggregate principal amount of not less than $1,000,000 or an integral multiple of $100,000 in excess thereof.


3.   CLOSINGS.

3.1. INITIAL CLOSING.

           The initial sale and purchase of any Note to be purchased by you shall occur at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, by 2:00 P.M. (New York City time), at a closing (the "INITIAL CLOSING" and, together with the Subsequent Closings referred to in
Section 3.2, the "CLOSINGS") on the date set forth in the applicable Notice of Issuance or on such other Business Day as may be agreed upon between the Company and you (the "INITIAL CLOSING DATE"). At the Initial Closing, the Company will deliver to you the initial Notes to be purchased by you pursuant to Section 2 (the "INITIAL NOTES") in the form of a single Note (or such greater number of Notes in denominations of at least $5,000,000 or integral multiples of $100,000 in excess thereof as you may request) dated the Initial Closing Date and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the aggregate purchase price therefor by wire transfer of immediately available funds for the account of the Company to Deposit Guaranty, Account No. 9090000002 or by such other means satisfactory to the Company and you. If at the Initial Closing the Company shall fail to tender such Initial Notes to you as provided above in this Section 3 or any of the conditions specified in Section 4 shall not have been fulfilled pursuant to the terms thereof, this Agreement shall terminate and you shall be relieved of all further obligations under this Agreement, without hereby waiving any rights you may have by reason of such failure or such nonfulfillment.

3.2. SUBSEQUENT CLOSINGS.

           The subsequent sale and purchase of any Note (a "SUBSEQUENT NOTE") shall occur at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, at 2:00 P.M. (New York City time), at a subsequent closing (each, a "SUBSEQUENT CLOSING") on the date set forth in the applicable Notice of Note Issuance or on such Business Day as may be agreed upon between the Company and you (the "SUBSEQUENT CLOSING DATE") in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 or integral multiples of $100,000 in excess thereof, as you may request) dated the Subsequent Closing Date and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the aggregate purchase price therefor by wire transfer of immediately available funds for the account of the Company to Deposit Guaranty, Account No. 9090000002 or by such other means satisfactory to the Company and you.


4.   CONDITIONS TO CLOSINGS.

           After giving the Discretionary Purchase Notice, your obligation to purchase and pay for the Initial Notes to be sold to you at the Initial Closing is subject to the fulfillment to your satisfaction, prior to or at the Initial Closing, of the following conditions:

4.1. REPRESENTATIONS AND WARRANTIES.

           The representations and warranties of each of the Obligors contained in this Agreement and in each of the other Note Documents shall be complete and correct when made and at the time of the Initial Closing, before and after giving effect to the issue and sale of the Initial Notes and to the application of the proceeds therefrom as contemplated by Section 5.15.

4.2. PERFORMANCE; NO DEFAULT.

           Each of the Obligors shall have performed and complied with all agreements and conditions contained in this Agreement and the other Note Documents required to be performed or complied with by it prior to or at the Initial Closing and, after giving effect to the issue and sale of the Initial Notes and to the application of the proceeds therefrom as contemplated by
Section 5.15, no Default or Event of Default shall have occurred and be continuing.

4.3. DOCUMENTS REQUIRED.

           You shall have received the following documents, each dated as of the Initial Closing Date (except as otherwise specified below) and in the form of the respective Exhibit attached hereto, if any, or otherwise in form and substance satisfactory to you:

           (a) SECURITY AGREEMENT. A security agreement, in substantially the form of Exhibit C attached hereto (as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms hereof and thereof, the "SECURITY AGREEMENT"), duly executed by each of the Obligors party thereto, together with:

                (i) certificates representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt referred to therein endorsed in blank;

                (ii) proper financing statements (Form UCC-1 or a comparable form) under the Uniform Commercial Code of all jurisdictions that may be necessary or that you may deem desirable in order to perfect and protect the liens and security interests created under the Security Agreement, covering the Collateral described therein, in each case duly executed by the applicable Obligor;

                (iii) completed requests for information, dated on or before the Initial Closing Date, listing all effective financing statements filed in the jurisdictions referred to in clause (ii) above that name the Company or any other Obligor as debtor, together with copies of such other financing statements;

                (iv) evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that you may deem necessary or desirable in order to perfect and protect the Liens created thereby;

                (v) evidence of the insurance required by the terms of the Security Agreement;

                (vi) copies of the Assigned Agreements referred to in the Security Agreement, together with a consent to such assignment (other than the consent of WONC which shall be delivered pursuant to Section 8.21), in substantially the form of Exhibit B to the Security Agreement, duly executed by each party to such Assigned Agreements other than the applicable Obligor;

                (vii) the Blocked Account Letters referred to in the Security Agreement, duly executed by each Blocked Account Bank referred to in the Security Agreement;

                (viii) a copy of the written instructions from the Company to DIRECTV, Inc. directing payment of all cash proceeds in excess of $100,000 in aggregate in any calendar month into the Wireless One Operating Account; and

                (ix) evidence that all other action that you may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken.

           (b) SUBSIDIARIES GUARANTEE. A guarantee, in substantially the form of Exhibit D attached hereto (as amended, supplemented or otherwise modified hereafter from time to time in accordance with its terms, the "SUBSIDIARY GUARANTY"), duly executed by each of the Subsidiaries of the Company set forth on the signature pages thereof.

           (c) CORPORATE AND SIMILAR DOCUMENTATION.

                (i) A copy of the charter of the Company and each of its Subsidiaries and each amendment thereto, certified (as of a date reasonably near the Initial Closing Date) by the Secretary of State of the jurisdiction of its incorporation as being a true and correct copy thereof.

                (ii) A copy of a certificate of the Secretary of State of the jurisdiction of its incorporation, dated reasonably near the Initial Closing Date, listing the charter of the Company and each of its Subsidiaries and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to the Company's or such Subsidiary's charter on file in his office and (B) the Company and each of its Subsidiaries have paid all franchise taxes to the date of such certificate and the Company and each of its Subsidiaries are duly incorporated and in good standing under the laws of the State of the jurisdiction of its incorporation.

                (iii) A copy of a certificate of the Secretary of State of each jurisdiction in which the Company or any of its Subsidiaries is qualified as a foreign corporation, dated reasonably near the Initial Closing Date stating that the Company or such Subsidiary is duly qualified and in good standing as a foreign corporation in such State and has filed all annual reports required to be filed to the date of such certificate.

           (d) SECRETARY'S CERTIFICATE. A certificate from the secretary or an assistant secretary (or a person performing similar functions) of each of the Obligors certifying:

                (i) copies of the resolutions of the board of directors (or persons performing similar functions) of such Obligor approving this Agreement, the Notes and each of the other Note Documents to which it is or is to be a party, and of all documents evidencing other necessary corporate or other necessary action and governmental approvals, if any, with respect thereto;

                (ii) the names and true signatures of the officers of such Obligor authorized to sign this Agreement, the Notes and each of the other Note Documents to which it is or is to be a party and the other agreements, instruments and other documents to be delivered hereunder and thereunder; and

                (iii) such other matters relating to the existence and good standing of such Obligor, the corporate and other necessary authority for, and the validity of, each of the Note Documents to which it is or is to be a party and any other matters relevant thereto.

           (e) OFFICER'S CERTIFICATE. An Officer's Certificate certifying that the conditions specified in Sections 4.1, 4.2, 4.3(f), 4.3(h), 4.3(i) and
     4.10 have been fulfilled.

           (f) INSURANCE. Copies of all insurance policies or certificates of insurance of the Company and its Subsidiaries evidencing liability and casualty insurance meeting the requirements of Section 8.3.

           (g) OTHER COLLATERAL DOCUMENTS. You shall have received the following documents, each dated as of the Initial Closing Date and in the form of the respective Exhibit attached hereto, if any, or otherwise in form and substance satisfactory to you:

                (i) a cooperation agreement in substantially the form of Exhibit G attached hereto (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "FCC COOPERATION AGREEMENT") duly executed by each of the parties thereto; and

                (ii) the Control Agreement.

           (h) EMPLOYMENT AGREEMENTS. Certified copies of each written employment agreement and other written compensation arrangement with each officer of the Company and its Subsidiaries (the "EMPLOYMENT AGREEMENTS").

           (i) MATERIAL CONTRACTS. Certified copies of all Material Contracts of the Company and its Subsidiaries.

           (j) WARRANT AGREEMENT. A warrant agreement, in substantially the form of Exhibit E attached hereto, which shall include registration rights (as amended, supplemented or otherwise modified hereafter from time to time in accordance with its terms, the "WARRANT AGREEMENT"), duly executed by each of the parties thereto.

           (k) ADDITIONAL DOCUMENTATION.   Such  other documents, agreements or
     information as you may reasonably request.

4.4. OPINIONS OF COUNSEL.

           You shall have received favorable opinions, dated the Initial Closing Date, from:

           (a) Latham & Watkins, counsel for the Obligors, in substantially the form of Exhibit F-1 attached hereto, and addressing such other matters incident to the Transaction and the other transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you);

           (b) special local counsel for the Obligors in Mississippi in substantially the form of Exhibit F-2 attached hereto, and addressing such other matters incident to the Transaction and the other transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs each such counsel to deliver such opinion to you);

           (c) Shearman & Sterling, your counsel; and

           (d)  Squire Sanders & Dempsey, your special FCC counsel.

4.5. PURCHASE PERMITTED BY APPLICABLE LAW, ETC.

           The purchase  of  and  any  payment  for  the  Initial  Notes  to be purchased by you at the Initial Closing (a) shall be permitted by the applicable laws, statutes, rules and regulations, including, without limitation, the Communications Act, FCC Rules, and those relating to copyright, of each jurisdiction to which you are subject, (b) shall not violate any applicable law, statute, rule or regulation (including, without limitation, Regulation T or Regulation X) and (c) shall not subject you to any tax, penalty or liability under or pursuant to any applicable law, statute, rule or regulation. You shall have received an Officer's Certificate on or prior to the Initial Closing Date, dated the Initial Closing Date, certifying such matters of fact as you may reasonably specify to enable you to determine whether such purchase and payment are so permitted.

4.6. CONSENTS AND APPROVALS.

           All orders, consents, approvals, licenses, validations of any Governmental Authority or public body or authority or any subdivision thereof and any other third party (including, but not limited to, Subsidiaries of the Company), including any radio, television or other license, Permit, certificate or approval granted or issued by the FCC or any other Governmental Authority (including any MDS, MMDS, ITFS, business radio, earth station or experimental licenses or permits issued by the FCC) (except for filings or notices necessary to perfect the security interest granted pursuant to this Agreement or any other Note Document) necessary in connection with any aspect of the Transaction or this Agreement or any other Note Document shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to you) and shall remain in full force and effect; and all applicable waiting periods shall have expired without any action being taken by any competent authority.

4.7. PAYMENT OF SPECIAL COUNSEL FEES.

           Without limiting the provisions of Section 14.1, the Company shall have paid on or before the Initial Closing the reasonable fees, charges and disbursements of your special counsel referred to in Sections 4.4(c) and (d) and any other professional you may retain in connection with the transaction, which fees, charges and disbursements have been invoiced in reasonable detail, after giving effect to any retainer amounts paid to such counsel by the Company.

4.8. CHANGES IN CORPORATE STRUCTURE.

           None of the Obligors shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent audited consolidated financial statements of the Company and its Subsidiaries referred to in Section 5.5(a) except as set forth in Schedule 4.8.

4.9. PROCEEDINGS AND DOCUMENTS.

           All corporate and other proceedings in connection with the Transaction and the other transactions contemplated hereby and all documents and instruments incident to the Transaction and such other transactions shall be reasonably satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

4.10. NO MATERIAL ADVERSE CHANGE.

           In  your  reasonable  judgment,  before   giving   effect   to   the
Transaction, there shall have occurred no Material Adverse Change (or development involving a prospective Material Adverse Change) since December 31, 1997, except as otherwise disclosed to you in writing prior to the Initial Closing Date, provided that such disclosure is reasonably acceptable to you.

4.11. LITIGATION.

           There shall exist no action, suit, investigation, litigation, proceeding or counterclaim affecting the Company or any of its Subsidiaries pending or, to the Company's knowledge, threatened by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, seeking to obtain, or having resulted in the entry of, any judgment, order or injunction that (a) would restrain, prohibit or impose adverse conditions on your ability to purchase the Initial Notes, (b) could be reasonably likely to have a Material Adverse Effect, or (c) could purport to affect the legality, validity or enforceability of this Agreement or any of the Note Documents.

4.12. CAPITAL STRUCTURE.

           You shall be satisfied with the corporate and legal structure and capitalization of the Company and each of its Subsidiaries, including the terms and conditions of the Charter, bylaws and each class of capital stock of the Company and each of its Subsidiaries and of each agreement or instrument relating to such structure or capitalization.

4.13. DUE DILIGENCE.

           You shall have completed a due diligence investigation of the Company and its Subsidiaries in scope and with results satisfactory to you and you shall have been given such access to the management, records, books of account, contracts and properties of the Company and its Subsidiaries and shall have received such financial, business and other information regarding the Company and its Subsidiaries as you shall have requested.

4.14. BUSINESS PLAN.

           The Company shall have delivered an operating and financial budget for the period from January 1, 1998 through December 31, 2002, together with pro forma financial statements, as to the Company and its Subsidiaries that shall be satisfactory in all respects to you (the "BUSINESS PLAN").

4.15. BONDHOLDER CONSENT.

           The Company shall have delivered evidence satisfactory to you that the Bondholders shall have approved the Consent.

4.16. WARRANTS.

           You shall have received the Warrants issued pursuant to the Warrant Agreement.

4.17. SUBSEQUENT NOTE CLOSINGS.

           After giving the Discretionary Purchase Notice, your obligation to purchase Subsequent Notes that may arise pursuant to Section 2 on the occasion of a Subsequent Closing is subject to the conditions precedent that (a) on or before the Subsequent Closing Date, you shall have received (i) a Note payable to your order in a principal amount equal to the amount set forth in the Discretionary Purchase Notice, (ii) the Warrants pursuant to the Warrant Agreement and (iii) such other conditions, including without limitation, the delivery of such other documents, agreements or information as you may require as set forth in the Discretionary Purchase Notice and (b) on the date of such
Note Issuance the following statements shall be true (and each of the giving of the applicable Notice of Note Issuance and the acceptance by the Company of the proceeds of such Note Issuance shall constitute a representation by the Company that on the date of such Note Issuance such statements are true):

           (i) the representations and warranties of each of the Obligors contained in this Agreement and in each of the other Note Documents shall be complete and correct when made and at the time of such Note Issuance, before and after giving effect to the issue and sale of such Subsequent Notes and to the application of the proceeds therefrom as contemplated by
     Section 5.15,

           (ii) after giving effect to the issue and sale of any Subsequent Notes and to the application of the proceeds therefrom as contemplated by
     Section 5.15, no Default or Event of Default shall have occurred and be continuing, and

           (iii) the Company shall have complied in full with the covenant set forth in Section 8.20.


5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

           The Company represents and warrants to you that:

5.1. ORGANIZATION; POWER AND AUTHORITY.

           The Company and each of the Guarantors are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and are duly qualified as a foreign corporation and are in good standing in each other jurisdiction in which the ownership, lease or operation of their respective property and assets or the conduct of their respective businesses requires such qualification, other than in any such jurisdiction in which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries have all corporate and other necessary power and authority, and the legal right, to own or to hold under lease the properties they purport to own or hold under lease and to transact the business they transact and propose to transact, except to the extent the failure to have such power and authority and legal right could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Obligors has all corporate and other necessary power and authority, and the legal right, to execute and deliver this Agreement, the Notes and the other Note Documents to which it is or is to be a party, and to perform its obligations hereunder and thereunder and to consummate the Transaction. All of the outstanding capital stock of the Company has been validly issued, is fully paid and non-assessable.

5.2. AUTHORIZATION, ENFORCEABILITY, ETC.

           This Agreement and each of the other Note Documents have been duly authorized by all necessary corporate action (including, without limitation, all necessary shareholder action) on the part of each of the Obligors intended to be a party thereto. This Agreement has been, and each of the other Note Documents, when delivered hereunder, will have been duly executed and delivered by each of the Obligors intended to be a party thereto. This Agreement constitutes, and each of the other Note Documents, when delivered hereunder will constitute, the legal, valid and binding obligation of each of the Obligors intended to be a party thereto, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and
(b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3. DISCLOSURE.

           The Company, through its agent, BT Alex. Brown, has delivered to you a copy of a Descriptive Memorandum, dated May, 1998, the Company's most recently filed Annual Report on Form 10-K, the Company's most recently filed Form 10Q and each of the Company's Form 8-Ks filed thereafter (collectively the "MEMORANDUM"), relating to the Transaction and the other transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the businesses and principal properties and assets of the Company and its Subsidiaries. Except as disclosed in Schedule
5.3 attached hereto, this Agreement, the Memorandum and the other documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the Transaction and the other transactions contemplated hereby and the financial statements referred to in Section 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, except that the Company makes no representation or warranty as to future financial performance. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3 attached hereto, or in one of the documents, certificates or other writings identified therein or in the financial statements listed in Section 5.5 hereto, since December 31, 1997, there has been no change in the financial conditions, operations, business or properties of the Company or any of its Subsidiaries, except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the Transaction and the other transactions contemplated hereby.

5.4. ORGANIZATION AND OWNERSHIP OF SHARES OF SUBSIDIARIES; AFFILIATES.

           (a) Part I of Schedule 5.4(a) attached hereto sets forth all of the Subsidiaries of the Company as of the Initial Closing Date, showing, as to each such Subsidiary, the correct name thereof, the jurisdiction of its incorporation and the percentage of shares of each class of its capital stock or similar equity interests outstanding as of the Initial Closing Date that are owned by the Company and/or one or more of its Subsidiaries.

           (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary of the Company referred to in Part I of
Schedule 5.4(a) attached hereto as being owned by the Company and/or one or more of its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company and/or one or more of its Subsidiaries free and clear of all Liens, except for the Liens created under the Collateral Documents or as set forth on Schedule 5.4(b).

           (c) Except as set forth on Schedule 5.4(c), no Subsidiary of the Company is a party to or otherwise subject to any legal restriction or any agreement (other than the Collateral Documents and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns shares of capital stock of or similar equity interests in such Subsidiary.

           (d) Part II of Schedule 5.4(a) sets forth all subsidiaries of the Company that are "shell" corporations having no assets or liabilities and holding no licenses or other authorizations from the FCC or any other Governmental Authority as of the date hereof.

5.5. FINANCIAL STATEMENTS.

           (a) The audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1997 and the audited consolidated statements of operations and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 1996 and December 31, 1997, in each case including the related schedules and notes, copies of each of which have previously been furnished to each Purchaser, (i) have been audited by independent public accountants acceptable to you, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods.

           (b) The unaudited condensed consolidated balance sheet of the Company and its Subsidiaries as of June 30, 1998 and the unaudited condensed consolidated statements of operations and cash flows of the Company and its Subsidiaries for the three-month and six-month periods ended March 31, 1998 and June 30, 1998, respectively, in each case including the related schedules and notes, copies of each of which have previously been furnished to you, (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (ii) present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods.

           (c) During the period from June 30, 1998 to and including the Initial Closing Date, there has been no sale, transfer or other disposition by the Company or any of its Subsidiaries of any material part of the business or property and assets of the Company and its Subsidiaries, taken as a whole, except for sales of inventory and other assets in the ordinary course of business or otherwise disclosed on Part I of Schedule 5.5, and no purchase or other acquisition by any of them of any business or property or assets (including, without limitation, any shares of capital stock of any other Person) is material in relation to the consolidated financial condition of the Company and its Subsidiaries, taken as a whole, except for purchases of raw materials, inventory and other property and assets in the ordinary course of business, in each case, which are reflected in the financial statements referred to in this Section 5.5 or in the notes thereto or which have been disclosed in writing to you on or prior to the date of this Agreement.

           (d) Except as set forth on Part II of Schedule 5.5, since June 30, 1998, there has been (i) no change in the condition (financial or otherwise), operations, business, assets, liabilities or properties of the Company and its Subsidiaries, taken as a whole, and (ii) no development or event relating to or affecting the Company or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.6. COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC.

           (a) The execution, delivery and performance by each of the Obligors of each of the Note Documents to which it is or is to be a party and the consummation of the Transaction and the other transactions contemplated hereby do not and will not (i) contravene such Obligor's charter or bylaws (or equivalent organizational documents), (ii) violate any law, statute, rule or regulation, including, without limitation, the Communications Act, FCC Rules and those relating to copyright, or any order, writ, judgment, injunction, decree, determination or award in any manner that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect,
(iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, including, without limitation, the Indentures, mortgage, deed of trust, lease or other instrument binding on or affecting any Obligor, any of its Subsidiaries or any of their properties in any manner that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (iv) except for the Liens created under the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties or revenues of any Obligor or any of its Subsidiaries. Neither any Obligor nor any of its Subsidiaries is in violation of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument referred to in the immediately preceding sentence, the violation or breach of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

           (b) Except as disclosed on Schedule 5.6, all FCC Licenses issued to the Company or its Subsidiaries listed in Schedule 5.21(d) are in full force and effect and there are no pending or threatened complaints, investigations, inquiries or proceedings by or before the FCC or other Governmental Authority or any actions or events that could result in the revocation, cancellation, adverse modification or non renewal of any such FCC License issued to the Company or its Subsidiaries or the imposition of a material fine or forfeiture in excess of $50,000 or any other action by the FCC as to materially impair the Company's or any of its Subsidiaries' ability to develop or operate any of the Channels or Systems, that would result in a Material Adverse Change. The Company's Systems and Channels are currently providing and, to the knowledge of the Company, have been providing service to the public and are being operated in material compliance with the respective FCC Licenses and other Permits and with all other Legal Requirements.

           (c) Except as set forth on Schedule 5.6, all Material reports and other documents required to be filed with the FCC or other Governmental Authority with respect to the Systems, Channels, FCC Licenses, Booster Licenses have been timely filed, including, without limitation, certifications of completion of construction. Notwithstanding anything contained herein to the contrary, to the knowledge of the Company, except as set forth on Schedule 5.6, there have been no failures to make filings with the FCC or any Governmental Authority at any time that would reasonably be likely to have a material adverse effect on any of the Channels, FCC Licenses, System Agreements or Systems, or any of the Company or any of its Subsidiaries, or that would reasonably be likely to result in the imposition of a fine or forfeiture in excess of $50,000, including copyright filings, extension requests and reports required by Sections 21.11(a), 21.911 and 21.920 of the FCC Rules.

5.7. GOVERNMENTAL AUTHORIZATIONS, ETC.

           Except as set forth on Schedule 5.7, no order, consent, approval, license, validation or authorization of, or registration, filing or declaration with, or any exemption by, any Governmental Authority or public body or authority or any subdivision thereof or any other third party, including any radio, television or other license, Permit, certificate or approval granted or issued by the FCC or any other Governmental Authority (including any MDS, MMDS, ITFS, business radio, earth station or experimental licenses or Permits issued by the FCC) (except for filings and notices to perfect security interest granted pursuant to this Agreement or any other Note Document) is required for
(a) the due execution, delivery, recordation, filing or performance by any Obligor of this Agreement or any other Note Document to which it is or is to be a party, or for the consummation of any aspect of the Transaction or the other transactions contemplated hereby, (b) the grant by any Obligor of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) other than with respect to the FCC Licenses, except for the filing of the financing statements, filings in respect of the Intellectual Property Collateral required pursuant to the Security Agreement, or the equivalent thereof referred to in Section 4.3(a).

5.8. LITIGATION.

           (a) Except as disclosed in Schedule 5.8, there are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Obligors, threatened against or affecting the Company or any of its
Subsidiaries or any property or revenues of the Company or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) purports to adversely affect this Agreement, any of the other Note Documents, the Transaction or any of the other transactions contemplated hereby.

           (b) Neither the Company nor any of its Subsidiaries is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental
Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9. TAXES.

           (a) The Company and each of its Subsidiaries have filed or caused to be filed all United States federal income tax returns and all other tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all taxes shown to be due and payable on any assessments of which the Company or any such Subsidiary, as the case may be, has received notice and all other taxes, assessments, levies, fees and charges imposed upon it or any of its properties, assets, income or franchises, to the extent such taxes, assessments, levies, fees and charges have become due and payable and before they have become delinquent, except for any tax, assessment, levy, fee or charge (i) the amount of which is not, either individually or in the aggregate, Material or (ii) the amount, applicability or validity of which is being contested in good faith and by appropriate proceedings and with respect to which the Company or such Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Neither the Company nor any of its Subsidiaries knows of any basis for any other tax, assessment, levy, fee or charge that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

           (b) Except as set forth on Schedule 5.9, the charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state, local, foreign or other taxes for all fiscal periods through December 31, 1997 are adequate.

           (c) The United States federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid, or the time for audit has expired, for all fiscal years of the Company through the fiscal year ended December 31, 1993.

           (d) Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Company or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Company or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the Company nor any of its Subsidiaries has provided, with respect to itself or to any property held by it, any consent under Section 341 of the Internal Revenue Code.

5.10. TITLE TO PROPERTY; LEASES.

           Except as set forth in Part I of Schedule 5.10, the Company and each of its Subsidiaries have good and sufficient title to, or a valid and enforceable leasehold interest in, all of the Collateral owned by them and all of their other respective property and assets that, either individually or in the aggregate, are Material, in each case free and clear of all Liens other than the Liens expressly permitted under this Agreement and the other Note Documents. Except as set forth in Part II of Schedule 5.10, all leases under which the Company or any of its Subsidiaries are a lessor or a lessee that, either individually or in the aggregate, are Material are valid and are in full force and effect against the Company or such Subsidiaries, as applicable, and, to the best knowledge of the Company, the other parties thereto in all material respects.

5.11. LICENSES, PERMITS, ETC.

           Except as disclosed in Schedule 5.11 attached hereto:

           (a) the Company and each of its Subsidiaries own or possess all licenses, permits, franchises, authorizations, consents and approvals and all patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are necessary to own or lease and operate their respective properties and assets and to transact their respective businesses as now conducted or as proposed to be conducted, except where the failure to do so, either individually or in the aggregate, would not be Material. Except as set forth in Schedule 5.8 attached hereto, no claim of any Person is pending or, to the best knowledge of any Obligor, is threatened challenging the use of any such license, permit, franchise, authorization, consent, approval, patent, copyright, service mark, trademark, trade name or other right, or the validity or effectiveness thereof, except for any such claim that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

           (b) to the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes on any license, permit, franchise, authorization, consent, approval, patent, copyright, service mark, trademark, trade name or other right owned by any other Person, except for any such infringement that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

           (c) to the best knowledge of each of the Obligors, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, consent, approval, patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any such Subsidiary.

5.12. SECURITY INTERESTS, ETC.

           Except as provided herein or in any other Note Document, the Collateral Documents create a valid and perfected first priority lien on and security interest in the Collateral, except as set forth as Schedule IX to the Security Agreement, in favor of the Agent for the benefit of the Secured Parties, securing the payment of all of the Secured Obligations, and all of the shares of capital stock of each of the Guarantors that are purported to comprise part of the Collateral have been delivered to the Agent, together with undated stock powers executed in blank, and except as provided herein, all filings and other actions necessary or desirable to perfect and protect such lien and security interest have been duly made or taken and are in full force and effect or will be duly made or taken in accordance with the terms of the Note Documents.

5.13. COMPLIANCE WITH ERISA.

           (a) Each Obligor and each ERISA Affiliate have operated and administered each Plan in compliance with its terms and with the provisions of ERISA and all other applicable laws, except to the extent such noncompliance, either individually or in the aggregate, has not resulted in and could not reasonably be expected to result in a Material Adverse Effect.

           (b) During the immediately preceding five-year period: (i) no Termination Event has occurred or could reasonably be expected to occur with respect to any Plan that has resulted in or could reasonably be expected to result in any Material liability of any Obligor or any ERISA Affiliate to a Plan or to the PBGC; (ii) no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, has occurred with respect to any Plan; and (iii) no Lien in favor of the PBGC or a Plan has arisen or could reasonably be expected to arise on account of any Plan.

           (c) Neither any Obligor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV or ERISA or the penalty or excise tax provisions of the Internal Revenue Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by any Obligor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Internal Revenue Code that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

           (d) The present value of all "benefit liabilities" under all of the Plans (other than Multiemployer Plans), determined as of the end of each such Plan's most recently completed plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, whether or not vested, did not exceed the aggregate current value of the assets of all such Plans allocable to such benefit liabilities by more than $1,000,000 in the aggregate.

           (e) Neither any Obligor nor any ERISA Affiliate has incurred or, to the best knowledge of the Obligors, could reasonably be expected to incur any Withdrawal Liability in respect of any Multiemployer Plan or any Multiple Employer Plan. Neither any Obligor nor any ERISA Affiliate would become subject to any Withdrawal Liability if any such Obligor or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans and all Multiple Employer Plans as of the most recently completed valuation date. Neither any Obligor nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or is being terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Obligors, reasonably expected to be in reorganization, insolvent or terminated.

           (f) No prohibited transaction (within the meaning of Section 406 of the Internal Revenue Code) or breach of fiduciary responsibility has occurred with respect to any Plan which has subjected or may subject any Obligor or any ERISA Affiliate to any liability under Section 406, 409, 502(i) or 502(l) of ERISA or Section 4975 of the Internal Revenue Code, or under any agreement or other instrument pursuant to which any Obligor or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.

           (g) None of the execution and delivery of this Agreement, the issuance and sale of the Notes hereunder or the consummation of any aspect of the Transaction will involve any transaction that is subject to the prohibitions of Section 406(a) of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code by reason of a transaction prohibited by Section 4975(c)(1)(A) - (D) of the Internal Revenue Code. The representation by the Obligors in the first sentence of this Section 5.13(g) is made in reliance upon and is subject to the accuracy of your representation in Section 6.3 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

5.14. PRIVATE OFFERING BY THE COMPANY.

           (a) Neither the Company nor any Person acting on its behalf has directly or indirectly offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you. You have been offered the Notes at a private sale for investment. Neither the Company nor any Person acting on its behalf has taken, or will take, any action that would subject the issuance and sale of the Notes to the registration requirements of
Section 5 of the Securities Act.

           (b) Neither the Company nor any Person acting on its behalf has directly or indirectly offered or sold the Notes by any form of general solicitation or general advertising (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or any broadcast over television or radio or any seminar or meeting whose attendees have been invited by any form of general solicitation or general advertising).

5.15. USE OF PROCEEDS; MARGIN REGULATIONS.

           (a) The proceeds received from the sale of the Notes to the Purchaser will be used solely to pay fees and expenses incurred in connection with the consummation of the Transaction and to fund certain approved and budgeted corporate purposes in accordance with the Business Plan.

           (b) No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U) or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. Upon your request, the Company will furnish you with a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Notes was or will be incurred for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U) or any "margin security" (within the meaning of Regulation T). Margin stock does not constitute more than 25% of the value of the consolidated property and assets of the Company and its Subsidiaries. None of the transactions contemplated by this Agreement (including, without limitation, the direct and indirect use of proceeds of the Notes) will violate or result in a violation of the Securities Act or the Exchange Act or any of the rules and regulations promulgated thereunder or Regulation T, Regulation U or Regulation X.

5.16. STATUS UNDER CERTAIN STATUTES.

           (a) Neither the Company nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Act of 1935, as amended, or the Federal Power Act, as amended.

           (b) Neither the Company nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" (each as defined in the Investment Company Act of 1940, as amended). Neither the sale and purchase of the Notes nor the application of the proceeds therefrom or repayment thereof by the Company, nor the consummation of the Transaction or any of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

           (c) Neither the Company nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" (each within the meaning of the Public Utility Holding Company Act of 1935, as amended).

           (d) The Company and each of its Subsidiaries are current with all reports and documents, if any, required to be filed with any federal or state securities commission or similar agency and are in full compliance with all applicable rules and regulations of such commissions, except where the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17. FOREIGN ASSETS CONTROL REGULATIONS, ETC.

           (a) Neither the issue and sale of the Notes by the Company nor the use of the proceeds therefrom will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

           (b) Each license, permit and other authority issued, granted, approved or otherwise authorized by the FCC for the benefit of the Company or any of its Subsidiaries is in good standing, unimpaired by any act or omission of the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. None of the Company or any of its Subsidiaries is the subject of any outstanding citation, order or investigation by the FCC, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and no such citation, order or investigation is contemplated by the FCC. The Company and its Subsidiaries have filed all reports and applications required to be filed by the FCC or the Communications Act and have paid all fees required to be paid by the FCC or the Communications Act, except where the failure to so file and pay, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18. ENVIRONMENTAL MATTERS.

           (a) The operations and properties (whether owned or leased) of the Company and each of its Subsidiaries are in Material compliance with all Environmental Laws and Environmental Permits, and all necessary Environmental Permits have been obtained and are in effect for all of the operations and properties of the Company and each such Subsidiary, except to the extent that the failure to so comply or to obtain such Environmental Permit, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All past noncompliance with any such Environmental Laws or Environmental Permits has been resolved without ongoing Material obligations or costs to the Company or any of its Subsidiaries. No circumstances exist that, either individually or in the aggregate, could reasonably be expected to (i) form the basis of an Environmental Action against the Company or any of its Subsidiaries, or any of their respective properties, that, either individually or in the aggregate, could have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

           (b) None of the properties currently or, to the best knowledge of the Obligors, formerly owned or operated by the Company or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the knowledge of the Obligors, is adjacent to any such property; except as provided on Schedule 5.18 attached hereto, there are no and, to the best knowledge of the Obligors, never have been, any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned or operated by the Company or any of its Subsidiaries or, to the best knowledge of the Obligors, on any property formerly owned or operated by the Company or any of its Subsidiaries at the time the Company or any of its Subsidiaries owned or operated such property; there is no friable asbestos-containing material on any property currently owned or operated by the Company or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently, or to the best knowledge of the Obligors, formerly owned or operated by the Company or any of its Subsidiaries in any manner that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

           (c) Neither the Company nor any of its Subsidiaries is undertaking, nor has any of them completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, excluding, however, any such release, discharge or disposal the consequences of which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property owned or operated by the Company or any of its Subsidiaries have been disposed of in a manner that does not violate or, to the best knowledge of the Obligors, could not reasonably be expected to give rise to liability under, any applicable Environmental Law, except to the extent that such generation, use, treatment, handling, storage or transportation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

           (d) Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding any violation or alleged violation of, noncompliance or alleged noncompliance with, or liability or potential liability under or in respect of, any Environmental Law or Environmental Permit by it or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened, except for any such notice or threatened notice that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.19. NO BURDENSOME AGREEMENTS.

           Neither the Company nor any of its Subsidiaries is a party to any indenture, loan or credit agreement, lease or other agreement or instrument or subject to any law, rule, regulation or statute or any charter or corporate or other similar restriction that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, except as has been disclosed to you in writing prior to the date of this Agreement.

5.20. EXISTING INDEBTEDNESS; FUTURE LIENS.

           (a) Schedule 5.20 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of any Indebtedness of the Company or any of its Subsidiaries which exceeds $100,000, either individually or in the aggregate. Neither the Company nor any of its Subsidiaries is in default and no waiver of default is currently in effect in the payment of any principal or interest on any Indebtedness of the Company or any such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any such Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

           (b) Neither the Company nor any of its Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property or assets, whether now owned or hereafter acquired, to be subject to a Lien not expressly permitted under Section 9.2 or 9.9.

5.21. FCC LICENSES; CHANNEL LEASES; SYSTEM AGREEMENTS; AND THE SYSTEMS.

           (a) Schedule 5.21(a) sets forth a description of each of the markets in which the Company and each of its Subsidiaries has an operating System as of the Closing Date.

           (b) Schedule 5.21(b) lists all System Agreements other than FCC Licenses and Channel Leases. Except as set forth in Schedule 5.21(b), (A) each System Agreement constitutes a legal, valid and binding obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect and materially complies with all applicable Legal Requirements and has been filed with the FCC to the extent required by the FCC Rules, and no other approval, application, filing, registration, consent or other action of any Governmental Authority is required to enable the Company or any of its Subsidiaries to operate under such System Agreement to recognize the benefits thereunder, or to comply with applicable Legal Requirements; (B) none of the Company or its Subsidiaries has assigned its rights and interests under any System Agreement to any other Person; (C) none of the Company or any of its Subsidiaries is in material breach or default under any such System Agreement, which breach or default could result in the termination, impairment or forfeiture of any rights under or any payments being made with respect to any such System Agreement, nor has an event occurred with respect to any System Agreement that (whether with or without notice, the lapse of time or the happening or occurrence of any other event) would constitute a breach or default under such System Agreement; (D) to the knowledge of the Company, no third party has any rights to assert any interest in any System Agreement or the rights and benefits granted to the Company or any of its Subsidiaries pursuant thereto; (E) there are no contractual restrictions in the System Agreement that reasonably could be expected to materially adversely affect or delay the Collocation of the Channels at their respective Collocation Sites or the implementation of digital technology or Alternative Use Services; (F) there are no material provisions of any such System Agreements that are the subject of negotiation nor has any party to any such System Agreement requested the renegotiation of any material term thereof; (G) none of the System Agreements contains a put or call option with respect to the subject matter thereof; and
(H) none of the System Agreements contains any restriction on the granting of a lien or the placing of an encumbrance on the transmission equipment by the Company or any of its Subsidiaries that is a party thereto in accordance with the terms of the Note Documents. The Company has made available for your review complete and accurate copies of each of the System Agreements, as amended, and none of such have been amended subsequent to your review of such documents in any respect.

           (c) Schedule 5.21(c) lists all Channel Leases, the payment obligations thereunder, and the FCC Licenses held by the lessors. Except as set forth in Schedule 5.21(c), (A) to the best knowledge of the Company and to the extent required by the FCC Rules, each Channel Lease constitutes a legal, valid and binding obligation of the Company or its Subsidiary that is a party thereto and is in full force and effect and materially complies with all applicable Legal Requirements and has been filed with the FCC, to the extent required by the FCC Rules, and no other approval, application, filing, registration, consent or other action of any Governmental Authority is required to enable the Company or any of its Subsidiaries to operate under such Channel Lease to recognize the benefits thereunder, or to comply with applicable Legal Requirements; (B) none of the Company or any of its Subsidiaries has assigned its rights and interests under any Channel Lease to any other Person; (C) none of the Company or its Subsidiaries is in material breach or default under any such Channel Lease, which breach or default could result in the termination, impairment or forfeiture of any rights under or any payments being made with respect to any such Channel Lease, nor has an event occurred with respect to any Channel Lease that (whether with or without notice, the lapse of time or the happening or occurrence of any other event) would constitute a breach or default under such Channel Lease; (D) to the knowledge of the Company, no third party has any rights to assert any interest in any Channel Lease or the rights and benefits granted to the Company or any of its Subsidiaries pursuant thereto; (E) there are no contractual restrictions relating to any such Channel Lease that reasonably could be expected to materially adversely affect or delay the Collocation of the Channels at their respective Collocation Sties or the implementation of digital technology or Alternative Use Services; (F) there are no material provisions of any such Channel Lease that are the subject of negotiation nor has any party to any such Channel Lease requested the renegotiation of any material term thereof; (G) none of the Channel Leases contains a put or call option with respect to the subject matter thereof; and
(H) none of the Channel Leases contains any restriction on the granting of a lien or the placing of an encumbrance on the transmission equipment by the Company or any of its Subsidiaries that is a party thereto in accordance with the terms of the Note Documents. The Company has made available for your review complete and accurate copies of each of the Channel Leases and none of such have been amended subsequent to your review of such documents in any respect.

           (d) Schedule 5.21(d) lists all FCC Licenses held by the Company or any of its Subsidiaries and applications for FCC Licenses. As of the Initial Closing Date, except as set forth in Schedule 5.21(d), (A) each of such FCC Licenses held by the Company or any of its Subsidiaries constitutes a legal, valid and binding authorization of the Company or its Subsidiaries and is in full force and effect; (B) neither the Company nor any of its Subsidiaries has assigned its rights and interest under any of the FCC Licenses or any application for an FCC License held by the Company or any of its Subsidiaries;
(C) neither the Company, any of its Subsidiaries nor, to the best knowledge of the Company, any lessor under any Channel Lease, as the case may be, is in violation of the FCC Rules, orders, policies or procedures affecting any FCC License or any application for an FCC License, which violation could result in the termination, impairment or forfeiture in excess of $50,000 of any rights under or any payments being made with respect to such FCC License, nor has an event occurred with respect to any of the FCC Licenses or applications for FCC Licenses that (whether with or without notice, the lapse of time or the happening or occurrence of any other event) would constitute such a violation of the FCC Rules, orders, policies or procedures affecting any such FCC License or application for FCC Licenses; (D) to the knowledge of the Company, except with respect to the lessors under the Channel Leases, no third party has any rights to assert any interest in any of the FCC Licenses or applications for FCC Licenses; and (E) there are no contractual restrictions in the Channel Leases or System Agreements relating to any of the FCC Licenses that reasonably could be expected to materially adversely affect the Collocation of the Channels that are the subject thereof at their respective Collocation Site or the implementation of an Alternative Use. The Company has made available to you complete and accurate copies of each of the FCC Licenses listed in Schedule 5.21(d) and applications for FCC Licenses and none of them have been amended in any respect since your review.

           (e) Schedule 5.21(e) accurately lists, with respect to each of the Systems, all Channels, and accurately describes the following:

           (i)  the  status of each FCC License and Booster License,  including
     (A) the expiration date of the license, (B) the renewal deadline and any pending construction deadline and the status of compliance therewith (including whether one or more extensions of the filing deadline have been requested or obtained), (C) the status of any pending applications (including assignment and transfer of control applications), including whether the application has been accepted for filing by the FCC and any pending deadline for filing timely petitions to deny such FCC applications, and (D) whether there are any threatened or pending interference issues, petitions to deny, informal objections, comments or waiver requests;

           (f) Complete and correct copies of all of the Permits and Alternative Use Applications and amendments thereto (with the FCC file date stamped thereon), FCC Licenses and material related thereto, including pending applications filed with the FCC relating to the Systems and other Permits owned, held or possessed by the Company and any of its Subsidiaries have been made available for your review as requested.

           (g) Except as set forth on Schedule 5.21(g), with respect to each of the Systems, all of the assets, Permits, and System Agreements relating to each System are owned by one or more of the Company and its Subsidiaries.

           (h) Except as disclosed in Schedule 5.21(h), (i) the Company and each of its Subsidiaries have obtained and possess all System Agreements,
patents,  copyrights,   certificates   of   confirmation,   licenses,  permits,
trademarks and trade names, or rights thereto, necessary to conduct its business as currently conducted by the Company and each of its Subsidiaries and none of the Company and its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing; (ii) no other license, permit or franchise is necessary to the operation by the Company or any of its Subsidiaries of the Systems as conducted; and (iii) the Company and each of its Subsidiaries have obtained and possess all licenses, leases, conduit use, equipment rental and microwave or satellite relay agreements necessary for the operation of the Systems as required by the System Agreements.

5.22. INTERFERENCE.

           Except as set forth on Schedule 5.22, neither the Company, any of its Subsidiaries, nor any Licensee of a Channel has accepted or will accept any electrical interference from any source that is likely to result in Material adverse electrical interference to any of the Channels in any of the Systems now operating or expected to be operated, including the BTA Authorizations or any newly licensed Channel in any BTA in which any System operates or the Company and its Subsidiaries expect to operate. Except as set forth in
Schedule 5.22, to the Company's knowledge, neither the Company, any of its Subsidiaries, nor any Channel Licensee is likely to experience any Material adverse electrical interference from any source to its presently authorized facilities or to any facilities that it proposes to construct pursuant to an application currently pending before the FCC.

5.23. LINE OF SIGHT HOUSEHOLDS.

           Schedule 5.23 lists the estimated number of line of sight households for each of the operating Systems and describes any material assumptions for arriving at such determinations.

5.24. LEASE AGREEMENTS.

           (a) Schedule 5.24 accurately and completely lists and sets forth a description (including location of premises, term and assignability) of the Tower Site Leases and office and studio space and the same constitute the only Tower Site Leases and other Material leases necessary in connection with the conduct of business by the Company and any of its Subsidiaries as currently conducted. Each of the Company and its Subsidiaries enjoys quiet possession under all leases (including Tower Site Leases) to which it is a party as lessee, and all of such leases are valid, subsisting and in full force and effect. None of such leases contains any provision restricting the incurrence of indebtedness by the lessee.

           (b) All of the existing towers used in the operation of the Systems are obstruction-marked and lighted to the extent required by, and in accordance with, the rules and regulations of the FAA or FCC. To the best knowledge and good faith belief of the Company and its Subsidiaries, the tower owners have filed appropriate notification to the FAA for each tower where required by the rules and regulations of the FAA or FCC.

5.25. EMPLOYEE CONTRACTS.

           There are no written employment agreements or other compensation arrangements (including the setting of targets for the payment of bonuses) with any officer of the Company or any of its Subsidiaries except for the Employment Agreements and as disclosed in Schedule 5.25 hereto.

5.26. MAINTENANCE OF SEPARATENESS.

           To the Company's knowledge, (i) except pursuant to a written guaranty or other agreement, no creditor of any Obligor relies on the availability of assets of any other Obligor in order for such creditor to receive payment for the Obligations owed it by such first Obligor, and (ii) the assets and liabilities of the Obligors are not so hopelessly entangled that separation is impracticable.

5.27. MATERIAL CONTRACTS.

           Set forth on Schedule 5.27 is a complete and accurate list of all Material Contracts of each Obligor, showing as of the date hereof the parties, subject matter and term thereof. Each such Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default under any Material Contract by the applicable Obligor party thereto or, to such Obligor's knowledge, the other parties party thereto.

5.28. ACCOUNTS.

           Neither the Company nor any of its Subsidiaries has any deposit accounts or other checking or operating accounts other than the accounts listed on the attached Schedule 5.28.

5.29. YEAR 2000 COMPLIANCE.

           The Company hereby represents, warrants and covenants that the following are or will be Year 2000 Compliant (as hereinafter defined) in a timely manner, but in no event later than June 30, 1999: (a) the premises, property or improvements thereon of the Company or any of the Obligors, (b) the Company itself and the Obligors themselves; and (c) any other major commercial properties and entities in which the Company or any Obligor holds an interest. The Company shall further make reasonable inquiries of and request reasonable validation that each of the following are similarly Year 2000 Compliant: (x) all Material tenants or other entities from which the Company or any Obligor receives payments; and (y) all Material contractors, suppliers, service providers, channel lessors, tower site lessors and vendors of the Company or any Obligor. As used herein "Material" shall mean properties or entities the failure of which to be Year 2000 Compliant would have a Material Adverse Effect. The term "Year 2000 Compliant" shall mean, in regard to any property or entity, that all software, hardware, equipment, goods or systems utilized by or material to the physical operations, business operations, or financial reporting of such property or entity (collectively, the "Systems") will properly perform date sensitive functions before, during and after the year 2000 except to the extent that such non-compliance would not have a Material Adverse Effect. The Company shall deliver to you no later than September 11, 1998, a copy of the audit previously performed to assess whether the Systems of the Company and the Obligors are Year 2000 Compliant. The Company shall, within thirty (30) Business Days of your written request, provide to you such certifications or other evidence of the Company's compliance with the terms of this paragraph and the plans for monitoring such compliance as you may from time to time reasonably require.

6.   REPRESENTATIONS OF THE PURCHASER.

6.1. PURCHASE FOR INVESTMENT.

           You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by applicable law, and that the Company is not required to register the Notes.

           If you desire to sell or otherwise dispose of all or any part of the Notes under an exemption from registration under the Securities Act, if requested by the Company, you will deliver to the Company an opinion of your in-house counsel in form and substance reasonably satisfactory to the Company, that such exemption is available; provided, however, that in case of any sale or other transfer of the Notes to any Person who is an "accredited investor" (as such term is defined and used in Rule 501 of Regulation D), no opinion of counsel shall be required if you obtain a representation from such Person that it is an accredited investor and is acquiring the Notes for its own account and with no intention of distributing or reselling said Notes or any part thereof, or interest therein, in any state thereof, without prejudice, however, to such Person's right at all times to sell or otherwise dispose of all or any part of said Notes under a registration under the Securities Act or any exemption from such registration available under such Act, and subject, nevertheless, to such Person's disposition of its property being at all times within its control. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all notes issued in exchange therefor or substitution thereof) shall bear the following legend:

           "THE NOTE (OR ITS PREDECESSOR) EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND, ACCORDINGLY, THIS NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION
     STATEMENT UNDER THE ACT AND SAID LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF."

6.2. ACCREDITED INVESTOR.

           You are an "accredited investor" (as defined in Rule 501 of Regulation D under the Securities Act) and by reason of your business and financial experience, and the business and financial experience of those Persons retained by you to advise you with respect to your investment in the Notes, you, together with such advisors, have such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, are able to bear the economic risk of such investment and, at the present time, are able to afford a complete loss of such investment. You are not purchasing the Notes in reliance upon any investigation made by any other Person.

6.3. SOURCE OF FUNDS.

           You represent that either (i) no assets of an employee benefit plan (as defined under Section 3 of ERISA), a plan (as defined under Section 4975 of the Internal Revenue Code) or an entity which may be deemed to hold the assets of any such plan (collectively, "ERISA PLANS") are to be used by you to pay the purchase price of the Notes to be purchased by you hereunder or (ii) one or more prohibited transaction statutory or administrative exemptions applies such that the use of such ERISA Plan assets to purchase such Notes will not constitute a non-exempt prohibited transaction.


7.   REDEMPTIONS AND REPURCHASES OF THE NOTES.

7.1. REQUIRED REDEMPTIONS.

           Upon the receipt of the Net Cash Proceeds (i) of Extraordinary Receipts not to be used in accordance with the Business Plan and (ii) of the issuance of additional debt or equity permitted under this Agreement (other than the issuance of additional debt in an aggregate amount not to exceed $10,000,000 on terms and conditions reasonably satisfactory to the Purchaser and in accordance with Section 9.3(c)), the Company will apply all such proceeds to redeem the Notes outstanding on such date at 100% of the aggregate principal amount of the Notes so redeemed, together with all interest accrued and unpaid on such Notes to the date of such redemption to the extent permitted under the Indentures.

7.2. OPTIONAL REDEMPTIONS.

           The Company may, at its option, upon notice as provided in Section 7.3, redeem at any time all, or from time to time prior to March 1, 1999 any part of, the Notes, in an aggregate principal amount of not less than $250,000 or integral multiples of $50,000 in excess thereof (or, if less, the remaining aggregate principal amount of the Notes outstanding at such time), at 102% of the aggregate principal amount of the Notes so redeemed plus accrued and unpaid interest thereon to the date of such redemption.

7.3. NOTICE OF REDEMPTIONS.

           The Company will give each holder of Notes written notice of each required or optional redemption under Section 7.1 or 7.2 not less than 15 days prior to the date fixed for such redemption. Each such notice shall specify the date fixed for such redemption, the aggregate principal amount of the Notes to be redeemed on such date, the principal amount of each Note held by such holder to be redeemed (determined in accordance with Section 7.6), and the interest to be paid on the redemption date with respect to such principal amount being redeemed and shall state that such redemption is to be made pursuant to Section 7.1 or 7.2.

7.4. ALLOCATION OF PARTIAL REDEMPTIONS.

           In the case of  each  partial  redemption of the Notes under Section
7.1 or 7.2 the principal amount of the Notes to be redeemed shall be allocated (in integral multiples of $1,000) among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption.

7.5. MATURITY; SURRENDER, ETC.

           In the case of each redemption of Notes pursuant to this Section 7, the principal amount of each Note to be redeemed shall mature and become due and payable on the date fixed for such redemption, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to redeem such principal amount when so due and payable, together with the interest as aforesaid, interest on such principal amount shall cease to accrue. Any Note so redeemed in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid or repurchased principal amount of any Note.

7.6. PURCHASE OF NOTES.

           The Company will not and will not permit any of its Subsidiaries or Affiliates to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any of its Affiliates pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement, and no Notes may be issued in substitution or exchange for any such Notes.


8.   AFFIRMATIVE COVENANTS.

           From the date of this Agreement and, thereafter, so long as any of the Notes shall be outstanding, the Company will perform and comply with each of the following covenants:

8.1. FINANCIAL AND BUSINESS INFORMATION.

           The Company will furnish to each holder of Notes without cost to you:

           (a) REQUESTED INFORMATION. With reasonable promptness, any information relating to the financial condition, business, operations, assets, liabilities or properties of the Company or any of its
     Subsidiaries (including but not limited to information regarding FCC activity or relating to the ability of any Obligor to perform its obligations under any of the Note Documents to which it is a party as from time to time) may be reasonably requested by any such holder of Notes including, without limitation, all monthly bank statements of the Company and its Subsidiaries.

           (b) AUDITOR'S REPORTS. Promptly upon receipt thereof, copies of all "management letters" or other written reports submitted to the Company or any of its Subsidiaries by any independent certified public accountants of the Company or any such Subsidiary in connection with each annual, interim or special audit of its financial statements made by such accountants (including, without limitation, any comment letter submitted by such accountants to management of the Company or any such Subsidiary in connection with their annual audit and any reports addressing internal accounting controls of the Company or any such Subsidiary submitted by such accountants), and, promptly upon completion thereof, copies of any response report from the Company or any such Subsidiary to such accountants.

           (c) SEC AND OTHER REPORTS. Promptly upon transmission or receipt thereof, (i) copies of any filings and registrations with, and any
     Material reports or notices to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports that the Company or any of its Subsidiaries shall send to the Trustees under the Indentures for the benefit of the note holders thereunder, (ii) copies of all press releases and other statements made available by the Company or any of its Subsidiaries to the public concerning developments that are Material,
     (iii) upon your reasonable request, all reports and Material written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities to any of the foregoing, concerning environmental, health or safety matters and (iv) all Material reports and applications required to be filed by the FCC or the Communications Act.

           (d) NOTICE OF DEFAULT, ETC. Promptly, and in any event within five days after a Responsible Officer obtains knowledge thereof, notice of the occurrence of each Default or Event of Default or any event, development or occurrence that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect continuing on the date of such statement, setting forth in reasonable detail the nature of such Default, Event of Default or event, development or occurrence and the action that the Company has taken and proposes to take with respect thereto.

           (e) MATERIAL ADVERSE CHANGE. Promptly upon receipt of knowledge thereof, notice of a Material Adverse Change or the occurrence of a development which could reasonably be expected to result in such Material Adverse Change.

           (f) LITIGATION. Promptly after the Company obtains knowledge of the commencement thereof, notice of all actions, suits, investigations and proceedings in any court or before any arbitrator or before or by any Governmental Authority binding on or affecting the Company or any of its Subsidiaries or any of their respective properties of the type described in Section 5.8 or in which the Company or any of its Subsidiaries is a party or subject thereof which would reasonably be expected to have a material adverse effect on the business operations, properties, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

           (g) ERISA MATTERS. Promptly, and in any event within five days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that any Obligor or any ERISA Affiliate proposes to take with respect thereto:

                (i) Any event or condition, including, but not limited to, any Reportable Event, that constitutes, or could reasonably be expected to result in, a Termination Event;

                (ii) With respect to any Multiemployer Plan, the receipt of any notice as prescribed in ERISA or otherwise of any Withdrawal Liability assessed against any Obligor or any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA);

                (iii) The taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under
           Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

                (iv) The failure to make full payment on or before the due date (including extensions thereof) of all amounts that any Obligor or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Internal Revenue Code with respect thereto;

                (v) Any change in the funding status of any Plan that could reasonably be expected to have a Material Adverse Effect; or

                (vi) Any event, transaction or condition not otherwise described in this Section 8.1(g) that could result in the incurrence of any liability by any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Internal Revenue Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect.

     Promptly upon your reasonable request, such additional information concerning any Plan as you may have reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series) and all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Internal Revenue Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

           (h) OTHER LENDERS. Promptly after the delivery thereof documents and certificates delivered by the Company to any other lender or holder of indebtedness of the Company.

           (i) REQUESTED INFORMATION. With reasonable promptness, such other information relating to the financial condition, business, operations, assets, liabilities or properties of the Company or any of its Subsidiaries (including, without limitation, the status of any competing or conflicting applications or outstanding no-objection letters in connection with each FCC License and Booster License and the status of each Collocation Application, Booster Application and Alternative Use Application and each request for a protected service area or other interference protection), or the Transaction, or the Company's ongoing efforts to restructure or recapitalize, including information, term sheets, drafts of agreements with strategic partners, lenders, acquirers or equity investors or relating to the ability of any Obligor to perform its obligations under any of the Note Documents to which it is a party as from time to time may be reasonably requested by any such holder of Notes.

8.2. COMPLIANCE WITH LAW.

           The Company will and will cause each of the Guarantors to comply with all laws, ordinances, rules, regulations, including, without limitation, the Communications Act, FCC Rules and those relating to copyright and orders to which each of them and their properties are subject, the payment of all fees required to be paid pursuant to FCC Rules and the Communications Act and all applicable restrictions imposed on each of them and their properties by any Governmental Authority (including, without limitation, all Environmental Laws), and will obtain and maintain in effect all licenses, certificates, permits, franchises, consents and other authorizations of any Governmental Authority or public body or authority or any subdivision thereof or any other third party including any radio, television or other license, Permit, certificate or approval granted or issued by the FCC or any other Governmental Authority (including any MDS, MMDS, ITFS, business radio, earth station or experimental licenses or permits issued by the FCC) (except for filings or notices to perfect any security interest granted pursuant to this Agreement or any other Note Document) necessary for the ownership or leasing and operation of their respective properties or the conduct of their respective businesses, in each case to the extent necessary to ensure that any noncompliance with such laws, ordinances, rules, regulations or orders or any failure to obtain or maintain in effect such licenses, certificates, permits, franchises, consents and other authorizations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.3. MAINTENANCE OF INSURANCE.

           The Company will and will cause each of the Guarantors at all times to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated or as may otherwise be required by applicable law, including, without limitation, workers' compensation insurance, liability insurance, casualty insurance and business interruption insurance.

8.4. MAINTENANCE OF PROPERTIES.

           Subject to Section 9.5, the Company will and will cause each of the Guarantors to maintain and keep, or cause to be maintained and kept, their respective properties and assets owned or leased, used or useful in the conduct of its business that, either individually or in the aggregate, are Material, in good repair, working order and condition (other than ordinary wear and tear and as a result of casualty and condemnation), so that the business carried on in connection therewith may be properly conducted at all times.

8.5. PAYMENT OF TAXES AND CLAIMS; PERFORMANCE OF MATERIAL OBLIGATIONS.

           (a) The Company will and will cause each of the Guarantors to pay and discharge, and maintain appropriate reserves in respect of all taxes, assessments and governmental charges or levies imposed upon them or any of their properties, assets, income or franchises, to the extent such taxes, assessments, charges or levies have become due and payable and before they have become delinquent and all claims (including claims for labor, materials and supplies) for which sums have become due and payable that have or might by law become a Lien upon any property or assets of the Company or any of the Guarantors or any part thereof; provided, however, that neither the Company nor any of the Guarantors shall be required to pay or to discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by appropriate proceedings and as to which adequate reserves are being maintained in accordance with GAAP, unless and until any Lien resulting therefrom attaches to its property and assets and becomes enforceable against its other creditors.

           (b) The Company will and will cause each of the Guarantors to perform all of its obligations under the terms of each contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting it, except where the failure to so perform could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           (c) The Company will and will cause each of its Subsidiaries to pay when due all rents and other amounts payable under any leases and Systems Agreements to which the Company or any of the Guarantors is a party or by which any of its properties and assets are bound, except where the failure to so pay could not, either individually or in the aggregate, reasonably by expected to have a Material Adverse Effect.

8.6. PRESERVATION OF CORPORATE EXISTENCE, ETC.

           The Company will at all times preserve and keep in full force and effect its corporate existence and its Material rights (charter and statutory). The Company will at all times preserve and keep in full force and effect the legal existence of each of the Guarantors (except to the extent any Guarantor, or all or substantially all of the assets of any Guarantor, have been disposed of or transferred in accordance with the terms hereof) and all Material permits, licenses, approvals, rights, privileges and franchises of the Company and the Guarantors and qualify and remain qualified as a corporation in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of its business and operations or the ownership of its properties, except for such jurisdiction where the failure to so qualify would not have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of the Company.

8.7. MAINTENANCE OF BOOKS AND RECORDS; INSPECTION.

           (a) The Company will and will cause each of the Guarantors to keep proper records and books of account in which entries are in conformity with generally accepted accounting principles in effect from time to time in the United States of America consistently applied or as otherwise required by applicable rules and regulations of any governmental agency or regulatory authority having jurisdiction over the Company and the Guarantors and all requirements of law and in which noncompliance is not likely to have a Material Adverse Effect.

           (b) The Company shall and shall cause each of the Guarantors to permit each holder of Notes that is an Institutional Investor and any of the agents or representatives thereof:

           (i) NO DEFAULT. If no Default or Event of Default has occurred and is continuing, at the reasonable expense of the Company and upon reasonable request and prior written notice to the Company, at any reasonable time (as often as may be reasonably requested), to visit and inspect any of the offices and properties, and to examine and make copies of and abstracts from the records and books of account, of the Company and/or any of the Guarantors, and to discuss the affairs, finances and accounts of the Company or any such Guarantor, as the case may be, with, and be advised as to the same by, their officers or directors and with or by their independent certified public accountants (and by this Section 8.7(b)(i) the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and the Guarantors with such Persons).

           (ii) DEFAULT. If a Default or Event of Default has occurred and is continuing, at the expense of the Company and without prior notice, at any time and from time to time (as often as may be requested), to visit and inspect any of the offices or properties, and to examine and make copies of and abstracts from the records and books of account, of the Company and/or any of the Guarantors, and to discuss the affairs, finances and accounts of the Company or any such Guarantor, as the case may be, with, and be advised as to the same by, their officers or directors and with or by their independent public accountants (and by this Section 8.7(b)(ii) the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and the Guarantors with such Persons).

8.8. USE OF PROCEEDS.

           The Company will use the proceeds of the issue and sale of the Notes solely for the purposes set forth in Section 5.15(a).

8.9. FURNISHING OF RULE 144 INFORMATION.

           The Company agrees that, if at any time it is not subject to Section 13 or 15(d) of the Exchange Act, it will furnish to any holder of the Notes or to any prospective purchaser of any Note designated by such holder that is a "qualified institutional buyer" (as defined in Rule 144A under the Securities
Act), upon the request of such holder, on or prior to the date such Note is to be sold to such prospective purchaser, the following information (which shall be reasonably current in relation to the date of such sale): (a) a brief statement of the nature of the business of the Company and the Guarantors and the products and services they offer; (b) the Company's most recent audited consolidated balance sheet and related consolidated statements of income, operations and retained earnings and cash flows for the two most recently completed fiscal years of the Company prior to such date; and (c) such other information as may from time to time be necessary to maintain the eligibility of the Notes for trading under Rule 144A under the Securities Act and as shall not be materially more onerous for the Company to provide than the information required to maintain such eligibility on the date hereof.

8.10. CAPITAL STOCK.

           Except as set forth on Schedule 8.10, the Company will at all times be the direct, legal and beneficial owner of 100% of the outstanding capital stock or other ownership interest of each of its directly owned Subsidiaries that are Guarantors, and the indirect legal and beneficial owner of 100% of the outstanding capital stock or other ownership interest of each of its indirectly owned Subsidiaries that are Guarantors free and clear of any lien, security interest, option or other charge or encumbrance except for liens created under, and permitted by, the Note Documents.

8.11. OBLIGATIONS OF ADDITIONAL OBLIGORS.

           The Company will cause (a)(i) all of the shares of capital stock of each Guarantor and any Person now owned or hereafter acquired which is or hereafter becomes a Subsidiary and (ii) such other present and future Material property and assets of each Guarantor and each Subsidiary as you may request, including, without limitation, proceeds from the liquidation of FCC licenses, FCC leases, owned real estate, leaseholds, fixtures, accounts, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, cash bank accounts, tax refunds, documents, instruments, general intangibles, inventory, equipment and other goods (other than as set forth on Part I of Schedule 8.11) and proceeds of each of the foregoing to be pledged to the Agent pursuant to the terms and conditions of the Security Agreement or a security agreement in substantially the form of Exhibit C attached hereto and otherwise in form and substance reasonably acceptable to you and the Agent and (b) such Subsidiary to guarantee the Obligations of the Company pursuant to the terms and conditions of the Subsidiary Guaranty or a guaranty in substantially the form of Exhibit D attached hereto and otherwise in form and substance reasonably acceptable to you and the Agent. In furtherance of the foregoing provisions of this Section 8.11, the Company agrees that:

           (i) at the time that any Person becomes a Subsidiary, the Company shall so notify you and the Agent and shall cause (a) such Person to cause 100% (or, if less, the full amount owned, directly or indirectly, by the Company or any of its Subsidiaries), of the shares of capital stock of such Person to be delivered to the Agent (together with undated stock powers executed in blank) and (b) such other present and future Material property and assets of each Subsidiary as you may request, including, without limitation, proceeds from the liquidation of FCC licenses, FCC leases, owned real estate, leaseholds, fixtures, accounts, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, cash bank accounts, tax refunds, documents, instruments, general intangibles, inventory, equipment and other goods (other than as set forth on Part II of Schedule 8.11) and proceeds of each of the foregoing and pledged to the Agent pursuant to security agreement(s) in substantially the form of Exhibit C attached hereto and otherwise in form and substance reasonably acceptable to you and the Agent and (c) such Person to execute and deliver a guarantee in substantially the form of Exhibit D attached hereto (or other similar document); and

           (ii) to cause such Person to deliver such other documentation as you or the Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions, UCC Financing Statements and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above in Section 8.11(i)), all in form, substance and scope reasonably satisfactory to you and the Agent.

8.12. MAINTENANCE OF SEPARATENESS.

           Each of the Company and each of the other Obligors will conduct its dealings with each of its Subsidiaries so that (i) except pursuant to a written guaranty or other agreement, no creditor of any Obligor shall rely on the availability of assets of any other Obligor in order for such creditor to receive payment for the Obligations owed it by such first Obligor, and (ii) the assets and liabilities of the Obligors are not so hopelessly entangled that separation is impracticable.

8.13. PERFORMANCE OF MATERIAL CONTRACTS.

           Each of the Company and each of the Guarantors will perform and observe all of the Material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect in accordance with and to the extent required by its terms, enforce the Material terms of each such Material Contract in accordance with its terms, and, upon the occurrence and during the continuance of an Event of Default take all such action to such end as may be from time to time reasonably requested by you and, upon your request, make to each other party to each such Material Contract such demands and requests for information and reports or for actions as the Company or such Guarantor is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so except, in any case above, where the failure to do so, either individually or in the aggregate could not have a Material Adverse Effect.

8.14. ACCOUNTS.

           The Company will maintain the Securities Account (as defined in the Security Agreement and listed in Part I of Schedule 5.28), the Wireless One Operating Account (as defined in the Security Agreement and listed in Part II of Schedule 5.28) and the Blocked Account listed in Part III of Schedule 5.28 into which, among other things, all proceeds of Collateral are paid or transferred into, in each case with Deposit Guaranty or one or more banks acceptable to you that have accepted the assignment of such accounts to you pursuant to the Security Agreement. Neither the Company nor any of the Guarantors will establish any deposit accounts other than the Securities Account, the Blocked Account, the Wireless One Operating Account and those set forth in Part IV of Schedule 5.28.

           Each Obligor shall instruct Deposit Guaranty to transfer to the Wireless One Operating Account, at the end of each Business Day, in same day funds, an amount equal to the credit balance of the Blocked Account.

           Each Obligor shall maintain the accounts  set  forth  in  Part IV of
Schedule 5.28 and, with respect to each account, shall not maintain in any such account at any time more than (i) $10,500,000 in the escrow account maintained with Banker's Trust from the date of the Initial Closing through October 16, 1998 and $0 thereafter, and $650,000 in the mutual fund account maintained with Banker's Trust from the date of the Initial Closing through October 30, 1998 and $0 thereafter, (ii) $600,000 in the Goldman Accounts (as defined in the Security Agreement), (iii) $1,000,000 in the Company's payroll account maintained with Deposit Guaranty, and (iv) $50,000 in all other such accounts, and shall ensure that for each other such account with a credit balance in excess of $1,500, the credit balance of such account is transferred to the Blocked Account no less frequently than weekly, in same day funds.

8.15. TOWER SITE LEASES, CHANNEL LEASES AND PROGRAMMING AGREEMENTS.

           Each of the Obligors will use its commercially reasonable efforts to collaterally assign each of its Tower Site Leases, Channel Leases and programming agreements that are not listed on Schedule II to the Security Agreement to the Agent in accordance with the terms of the Security Agreement in connection with the renewal of such Site Lease, Channel Lease and programming agreement.

8.16. KEY MAN LIFE INSURANCE.

           The Company will use its best efforts to obtain, on or before September 15, 1998, a minimum $2,000,000, one year (or longer at the Company's discretion) level term key man life insurance policy on Henry Burkhalter in an amount, from an insurance company and on terms acceptable to you.

8.17. FINANCIAL STATEMENTS.

           (a) The Company shall deliver to you, on or before September 30, 1998, the United States federal income tax statements for the fiscal year ended December 31, 1997 for the Company and its Subsidiaries which shall include the consolidating tax statements for each Subsidiary, such financial statements, schedules and other information delivered to the IRS in connection therewith, including, without limitation, the reconciliation of the tax statements to the financial statements of the Company and its Subsidiaries that have been prepared in accordance with GAAP, which income tax statements shall present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as of such date and for such period.

           (b) The Company shall deliver to you, on or before September 30, 1998, the unaudited condensed consolidated balance sheet of the Company and its Subsidiaries as of July 31, 1998, and the unaudited condensed consolidated statements of operations and cash flows of the Company and its Subsidiaries for the one month period ended July 31, 1998, respectively, in each case including the related schedules and notes, which financial statements (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (ii) present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods.


8.18. MAINTENANCE OF FCC LICENSES AND CHANNELS.

           The Company will and will cause each of its Subsidiaries to use its best efforts to maintain all FCC Licenses and Channels for the Systems of the Company and its Subsidiaries in full force and effect.


8.19. DIRECTV, INC. AGREEMENTS.

           The Company agrees that, in connection with the Material Contracts set forth on Schedule 5.27 between the Company and DIRECTV, Inc., (i) at all times, any amounts payable to the Company or other cash proceeds received by the Company thereunder shall be deposited directly into the Wireless One Operating Account (as defined in the Security Agreement) by the Company for so long as the cash receipts are less than $100,000 in aggregate in each calendar month and directly by DIRECTV, Inc. by wire transfer into such account upon the first instance that such cash proceeds equal or exceed $100,000 in aggregate in any calendar month, and on or before the Initial Closing, the Company shall provide written instructions to DIRECTV, Inc. so to do in accordance with
Section 4.3(a)(viii), and (ii) the Company shall not amend or otherwise modify such Agreements in any material respect or give any material consent, waiver or approval thereunder or waive any material default under or material breach of any such Agreement that, in any case, would impair the value of the interest or rights of the Company thereunder or that would impair the interests or rights of the Collateral Agent or any of the other Secured Parties.

8.20. TRANSFER OF FCC LICENSE OWNERSHIP.

           The Company agrees that it will (i) within 30 days following the Initial Closing, file all applications with the FCC necessary to transfer the ownership of all FCC Licenses held by the Company or any of its Subsidiaries to a special purpose Subsidiary (the "LICENSE SUBSIDIARY"), which Subsidiary shall at all times hold no assets or liabilities other than FCC Licenses and the related liabilities owed to the FCC in connection with installment sales contracts for BTA Authorizations, (ii) deliver 100% of the shares of capital stock of the License Subsidiary to the Agent (together with undated stock powers executed in blank), (iii) cause the License Subsidiary to execute and deliver a security agreement in substantially the form of Exhibit C attached hereto (or other similar document), (iv) cause the License Subsidiary to execute and deliver a guarantee in substantially the form of Exhibit D attached hereto (or other similar document); (v) deliver or cause the License Subsidiary to deliver such other documentation as you or the Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions, UCC Financing Statements and other organizational and authorizing documents of the License Subsidiary and favorable opinions of counsel to the License Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this Section 8.20), all in form, substance and scope reasonably satisfactory to you and the Agent, and (vi) will not and will not permit any Subsidiary to own any FCC Licenses at any time other than the License Subsidiary; provided, failure to obtain all necessary FCC approvals and to provide documentation satisfactory to you evidencing such approvals and the consummation of such transfer within 90 days following the Initial Closing shall constitute an Event of Default.

8.21. CONDITIONS SUBSEQUENT TO INITIAL CLOSING.

           The Company shall deliver to you (i) no later than September 11, 1998, the consent to assignment from WONC required pursuant to Section 4.3(a) and (ii) no later than September 18, 1998, the shares of capital stock together with stock powers executed in blank for each subsidiary of the Obligors that is a "shell" corporation.

9.   NEGATIVE COVENANTS.

           From the date of this Agreement and, thereafter, so long as any of the Notes shall be outstanding, the Company will perform and comply with each of the following covenants:

9.1. LIMITATIONS ON TRANSACTIONS WITH AFFILIATES.

           The Company will not and will not permit any of the Guarantors to directly or indirectly enter into or engage in any transaction or series of related transactions (including, without limitation, the purchase, lease, sale or exchange of property or assets of any kind or the rendering of any service) with any of its Affiliates, except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Guarantor's business and upon fair and reasonable terms no less favorable to the Company or such Guarantor than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate thereof; provided that the foregoing restrictions of this
Section 9.1 shall not apply to any tax sharing agreements in existence on the Initial Closing Date and approved by you or any other matters set forth on
Schedule 9.1.

9.2. LIMITATIONS ON LIENS.

           The Company will not and will not  permit  any  of the Guarantors to
(a) create, incur, assume or suffer to exist any Lien on or with respect to any of its property or assets of any character (including, without limitation, accounts), whether now owned or hereafter acquired, (b) sign or file or suffer to exist under the Uniform Commercial Code or any similar statute of any jurisdiction, a financing statement (or the equivalent thereof) that names the Company or any Guarantor as debtor, (c) sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof), or (d) assign any accounts or other right to receive income; excluding, however, from the operation of the foregoing restrictions the following:

           (i) Permitted Liens;

           (ii) Liens existing on the date  of  this Agreement and described in
     Schedule 9.2 attached hereto;

           (iii) Liens upon or in tangible assets acquired, leased or held by the Company or any of the Guarantors in the ordinary course of business to secure the purchase price or rental of such tangible assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, leasing, construction or improvement of such tangible assets to be subject to such Liens, or Liens existing on any such tangible assets at the time of its acquisition or leasing (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price of such tangible assets); provided, however, that no such Lien shall extend to or cover any property other than the tangible assets being acquired, constructed or improved; and provided further that the aggregate principal amount of Indebtedness secured by Liens permitted under this
     Section 9.2(iii) and (vi) shall not exceed $10,000,000;

           (iv) deposits to secure the performance of leases of property (whether real, personal or mixed) of the Company and the Guarantors (excluding Capitalized Leases) in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000;

           (v) the replacement, extension or renewal of any Lien permitted under clause (i), (ii), (iii) or (iv) of this Section 9.2 solely upon or in the same property and assets theretofore subject thereto; provided that any Indebtedness secured by such Liens shall otherwise be expressly permitted under the terms of the Note Documents; and

           (vi) Liens in support of letters of credit in an aggregate amount, together with the Liens permitted under Section 9.2(iii), not to exceed $10,000,000.

If the Company shall create, assume or suffer to exist any Lien upon any of its property or assets, or the property or assets of any of the Guarantors, whether now owned or hereafter acquired, other than any Liens expressly permitted under clauses (i) through (vi); of this Section 9.2, the Company will make or cause to be made effective provision whereby the Notes and all of the other Obligations of the Obligors under the Note Documents will be secured equally and ratably with any and all other Obligations of the Company and the Guarantors secured thereby; provided that the securing of the Notes and all of the other Obligations of the Obligors under the Note Documents equally and ratably with such other Obligations of the Company and the Guarantors will in no way be deemed to remedy or waive any Default or Event of Default resulting from the incurrence, assumption, existence or continuation of any such Lien.

9.3. LIMITATIONS ON INDEBTEDNESS.

           The Company will not and will not permit any of the Guarantors to create, incur, assume or suffer to exist any Indebtedness other than:

           (a) Indebtedness arising under the Note Documents;

           (b) Indebtedness of the Company and the Guarantors existing immediately before the issuance of any Initial Note or as set forth on
     Schedule 9.3;

           (c) Indebtedness of the Company (i) in respect of a financing for the acquisition, leasing or construction of tangible assets (whether now owned or hereafter acquired) including, without limitation, in connection with sale and leaseback transactions, or (ii) secured by Liens permitted by Section 9.2(iii) and (vi), in an aggregate amount for (i) and (ii) not to exceed $10,000,000 outstanding at any time (without duplication), and any refinancings thereof;

           (d) Indebtedness owed to the Company or any other Obligor by any of their Subsidiaries; provided that such Indebtedness is subordinated in right of payment upon the occurrence and during the continuance of an Event of Default to the Obligations of such Guarantor under the Note Documents; provided further that if such Indebtedness is evidenced by a promissory note, it is in form satisfactory to you, and delivered to the Collateral Agent under the Security Agreement;

           (e) any guaranty of Obligations under the Note Documents.

           (f) Indebtedness owed to the Company by any employee of the Company in an aggregate amount not to exceed $100,000 at any time outstanding.

9.4. LIMITATIONS ON LEASE OBLIGATIONS.

           The Company will not and will not permit any of the Guarantors at any time to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease, including, but not limited to, Capitalized Leases, other than (i) Capitalized Leases permitted pursuant to Section 9.3, (ii) Channel Leases, (iii) operating leases of the Company and the Guarantors in effect on the date hereof including any replacements or refinancing thereof on substantially similar terms, (iv) leases in connection with sale and leaseback transactions permitted pursuant to Section 9.3(c), and (v) operating leases entered into subsequent to the Initial Closing Date in the ordinary course of business, consistent with past practice that would not cause direct and contingent liabilities of the Company and the Guarantors, on a consolidated basis, in respect of all such obligations to exceed an aggregate amount equal to $750,000 payable in any Fiscal Year.

9.5. LIMITATIONS ON MERGERS, CONSOLIDATIONS, SALES OF ASSETS, ETC.

           (a) The Company will not and will not permit any of the Guarantors to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose (whether in one transaction or a series of transactions) of its property and assets (whether now owned or hereafter acquired) to, any Person, except that, so long as no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof:

           (i) the Company may merge or consolidate with, or convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to, any of the Guarantors so long as the Company is the surviving corporation;

           (ii) any Guarantor may merge or consolidate with, or convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to, the Company, so long as the Company is the surviving corporation, or any other Guarantor;

           (iii) the Company or any of the Guarantors may merge or consolidate with, or convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to, any other Person (other than the Company or any of the Guarantors) so long as the Company or such Guarantor, as the case may be, is the surviving corporation; and

           (iv) the Company may convey, transfer, lease or otherwise dispose of a portion of its property and assets, and any Guarantor may convey, transfer, lease or otherwise dispose of all or a portion of its property and assets, if such conveyance, transfer, lease or other disposition is otherwise expressly permitted under Section 9.5(b).

           (b) The Company will not and will not permit any of the Guarantors to sell, lease, transfer or otherwise dispose (whether in one transaction or a series of transactions) of any property and assets (whether now owned or hereafter acquired), including, without limitation, pursuant to any sale and leaseback transaction, other than:

           (i) sales of inventory in the ordinary course of business and for fair consideration;

           (ii) the sale or disposition of property and assets of the Company and the Guarantors no longer useful in the conduct of their respective businesses having an aggregate book value not in excess of $5,000,000 for all such sales and dispositions; and

           (iii) the sale or disposition of property and assets of the Company and its Subsidiaries identified on Schedule 9.5, having an aggregate book value not in excess of $5,000,000, for all such sales and dispositions for fair market value at least 75% of which is received in cash within one year of the date of sale or disposition, provided that the proceeds from such sale or disposition are used in accordance with the Business Plan; provided further that the Company may consummate the WONC Sale pursuant to this clause (iii) (it being understood that only the aggregate amount of the cash proceeds received in connection with such sale shall reduce the $5,000,000 limitation specified in this clause (iii)) for fair market value less than 75% of which is received in cash provided that all cash proceeds received from such sale are deposited directly into the Wireless One Operating Account (as defined in the Security Agreement);

           (iv) the sale or disposition of property and assets of the Company and the Guarantors; provided that such assets are sold for fair market value and in an arm's-length transaction and that the proceeds from such sale or disposition are deposited in the Securities Account; provided, further that such proceeds are (x) invested by the Collateral Agent pursuant to the terms of the Security Agreement or (y) used by the Company or such Guarantor to purchase replacement assets so long as the Collateral Agent shall have a first priority perfected security interest in such assets and shall have received, with respect to and repurchase of assets in an amount in excess of $500,000, individually or in aggregate, an opinion of local counsel in the jurisdiction in which such assets shall be held by the Company or such Guarantor substantially in the form of Exhibit F-2; and

           (v) the sale or disposition of property in connection with a sale and leaseback transaction pursuant to Section 9.3(c).

9.6. LIMITATIONS  ON  DIVIDENDS   AND   OTHER  PAYMENT  RESTRICTIONS  AFFECTING
SUBSIDIARIES.

           (a) The Company will not and will not permit any of the Guarantors to declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock or any warrants, rights or options to acquire such capital stock other than (i) any dividend or distribution made by any Guarantor to its parent corporation, (ii) the issuance of the Warrants,
(iii) the issuance of shares of capital stock in connection with the exercise of the Warrants or other warrants specified in Part I of Schedule 9.3, (iv) the issuance of shares of capital stock in connection with the exercise of outstanding options issued pursuant to the stock option plans of the Company specified in Part II of Schedule 9.3, and other issuances of capital stock specified in Part III of Schedule 9.3. Prior to the execution of such Warrants or such options, the Company shall seek prior approval of the FCC as required by FCC rules, regulations and policies.

           (b) The Company will not and will not permit any of the Guarantors to directly or indirectly create or otherwise cause, incur, assume, suffer or otherwise permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Company or the Guarantors (i) to pay dividends or to make any other distribution on any shares of capital stock of (or other ownership or profit interest in) the Company or any of the Guarantors, (ii) to pay or to subordinate any Indebtedness owed to the Company or any of the Guarantors, (iii) to make loans or advances to the Company or any of the Guarantors or (iv) to transfer any of its property or assets to the Company or any of its Subsidiaries, other than any such encumbrance or restriction (A) under this Agreement, (B) existing on the date hereof or
(C) required by law.

9.7. LIMITATIONS ON PREPAYMENTS OF INDEBTEDNESS, CHARTER AMENDMENTS, ETC.

           The Company will not and will not permit any of the Guarantors (a) after the issuance thereof, to amend, modify or otherwise change in any manner (or permit the amendment, modification or other change in any manner of) any of the Material terms of any Indebtedness of the Company or any such Guarantor if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made sooner than originally scheduled on, such Indebtedness, increase the interest rate applicable thereto, change any subordination provision thereof or amend, modify or change any other Material term of such Indebtedness, (b) to make (or give any notice with respect thereto) any voluntary or optional payment, prepayment, redemption or acquisition for value of any Indebtedness of the Company or any such Guarantor (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying when due) of any Indebtedness of the Company or any such Guarantor, or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness or (c) to amend, modify or otherwise change its articles of incorporation or bylaws (or other similar organizational documents) if such amendment, modification or change, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9.8. LIMITATIONS ON NEGATIVE PLEDGES.

           The Company will not and will not permit any of the Guarantors to enter into, assume or suffer or permit to exist any agreement prohibiting, conditioning or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any assignment or security for such obligation if an assignment or security is given for some other obligation, other than:

           (a) the Note Documents;

           (b) in connection with any Indebtedness permitted under Section 9.3 to the extent such agreement is in effect on the date hereof;

           (c) any such agreement prohibiting other encumbrances on specific property and assets of the Company or any of the Guarantors, which encumbrance secures the payment of Indebtedness incurred solely to acquire, construct or improve such property or assets or to finance the purchase price therefor and which Indebtedness is otherwise permitted to be incurred under the terms of this Agreement;

           (d) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets;

           (e) any restriction or encumbrance with respect to any Obligor imposed pursuant to an agreement that has been entered into for the sale, transfer or other disposition of any property and assets of such Obligor so long as such sale or disposition is otherwise expressly permitted under the terms of this Agreement and so long as such restriction or encumbrance covers only the assets to be sold; and

           (f) any agreement evidencing Indebtedness outstanding on the date a Subsidiary of the Company first becomes a Subsidiary of the Company or any of the Guarantors.

9.9. LIMITATIONS ON CHANGES IN FISCAL YEAR.

           The Company will not and will not permit any of the Guarantors to change its fiscal year.

9.10. LIMITATION ON INVESTMENTS.

           The Company will not and will not permit any of the Guarantors to make or hold any Investment in any Person other than (i) purchases of assets permitted under Section 9.11, (ii) acquisitions of assets in connection with any capital expenditure permitted pursuant to Section 9.11, (iii) Investments in Cash Equivalents, in each case, in accordance with the Business Plan,
(iv) Investments in Wireless One of North Carolina, L.L.C. ("WONC") (which until such time as the Agent shall have been granted a first priority (except as permitted under the Loan Documents) perfected security interest in the Company's economic rights in WONC as set forth in Section 9 of the Limited Liability Company Agreement of WONC dated as of October 10, 1995, such Investments in WONC shall not exceed an aggregate amount equal to $500,000 made after the date hereof) or in any Guarantor, in each case, pursuant to the Business Plan, (v) Investments permitted pursuant to Section 9.3(c), (vi) investments set forth on Schedule 9.10 hereof and (vii) Investments in 100% of the capital stock of any Person organized under the laws of the United States or any State thereof in an aggregate amount not to exceed $1,500,000 made after the date hereof provided that the consideration for such acquisition may consist of the Company's equity.

9.11. LIMITATION ON ASSET PURCHASES.

           The Company will not and will not permit any of the Guarantors to purchase any assets other than (i) inventory occurring in the ordinary course of business consistent with past practice, (ii) purchases of assets in connection with any capital expenditure permitted in accordance with the Business Plan, (iii) purchases of assets set forth on Schedule 9.11 hereof and
(iv) the acquisition of Channels the consideration for which is solely the Company's equity, in each case, in accordance with the Business Plan; provided, however, that the Company may pay fees and expenses in connection with any such acquisition in cash.

9.12. [INTENTIONALLY DELETED.]

9.13. LIMITATION ON LICENSES.

           Except as listed on the attached Schedule 9.13, the Company will not and will not permit any of its Subsidiaries to lose, fail to hold or fail to renew for a full license term, forfeit, revoke, rescind, or materially impair any FCC Licenses of the Company or any of its Subsidiaries other than with respect to Channels or FCC Licenses that are not Material.

9.14. LIMITATION ON LINE OF BUSINESS.

           The Company will not and will not permit any of the Guarantors to engage in any line of business other than in accordance with the Business Plan and in the usual and ordinary course and other than in a manner that is consistent with past practice.

9.15. LIMITATION ON TERMINATION OF EMPLOYER PLANS.

           The Company will not and will not permit any of the Guarantors to create or otherwise cause to exist or become effective any consensual risk of termination of any single employer plan or multiemployer plan by the Pension Benefit Guaranty Corporation if the occurrence of such event could reasonably be expected to have a Material Adverse Effect.

9.16. LIMITATION ON INVESTMENT COMPANY ACT.

           The Company will not and will not permit any of the Guarantors to be or become an investment company subject to the registration requirements of the Investment Company Act of 1940, as amended.

9.17. LIMITATION ON PRESS RELEASES.

           The Company will not and will not permit any of the Guarantors to issue a press release or other public disclosure containing any reference to you or any of your Affiliates without your express written consent except as otherwise may be required by applicable law, except in connection with Section
9.11 or 9.12, in each case subject to Section 8.11.

9.18. LIMITATION ON CREATION OF SUBSIDIARIES.

           The Company will not and will not permit the Guarantors to create any Subsidiary not in existence on the date hereof.

9.19. LIMITATIONS ON EMPLOYMENT CONTRACTS.

           The Company will not and will not permit any of the Guarantors:

           (a) to waive, amend, supplement or otherwise modify any of the Employment Agreements or other employment agreements or compensation arrangements described in Section 5.25 other than any waiver, amendment, supplement or other modification necessary to allow any loan permitted pursuant to Section 9.3(f) to be made;

           (b) to directly or indirectly enter into or create, incur, assume or suffer to exist any obligation in connection with any employment agreement or other compensation arrangement other than the Employment Agreements and the employment agreements and other compensation arrangements described in
     Schedule 5.25 other than any such obligation that would not be Material;

           (c) to set, determine or otherwise establish any Material target or levels for the determination of any bonuses or additional compensation arrangements other than as provided in the Employment Agreements;

           (d) to pay or make any other Material distribution of any bonus or additional compensation other than pursuant to the Employment Agreements; or

           (e) to enter into any additional employment agreements other than on terms that are not Material and are substantially similar to the Employment Agreements in existence on the date hereof; provided that such limitation on additional employment agreements does not have a substantial determinative effect on the policies or operations of the Company or its Affiliates consistent with the rules, regulations and policies of the FCC.


10.  FINANCIAL COVENANTS.

           From the date of this Agreement and, thereafter, so long as any of the Notes shall be outstanding, the Company will perform and comply with the Business Plan.


11.  EVENTS OF DEFAULT.

11.1. EVENTS OF DEFAULT.

           An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing (each, an "EVENT OF DEFAULT"):

           (a) the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether by scheduled maturity or at a date fixed for prepayment or repurchase or by declaration, demand or otherwise in accordance with the terms hereof; or

           (b) the Company defaults in the payment of any interest on any Note or the Facility Fee, or any Obligor defaults in the payment of any other amount owing under any of the Note Documents, when the same becomes due and payable, whether by scheduled maturity or at a date fixed for prepayment or repurchase or by declaration, demand in accordance with the terms hereof or otherwise, other than, in each case, amounts owing under clause (c) below; or

           (c) any Obligor defaults in the payment of any other fees under any Note Document, for more than five Business Days after the same becomes due and payable; or

           (d) any Obligor defaults in the performance of or compliance with any term, covenant or agreement contained in Sections 8.1(d), 8.5(a), 8.6, 8.8, 8.11, 8.14, 8.20 and Section 9 of this Agreement on its part to be performed or complied with; or

           (e) any Obligor defaults in the performance of or compliance with any term, covenant or agreement contained in any of the Note Documents (other than those terms, covenants and agreements set forth in (a) through (d) above) on its part to be performed or complied with and such default shall remain unremedied for 30 days after the earlier of the first date on which (i) a Responsible Officer becomes aware of such default and (ii) the Company receives written notice of such default from any holder of a Note; or

           (f) any representation or warranty made or deemed made by or on behalf of any Obligor or by any officer of any Obligor under or in connection with this Agreement or any other Note Document or in any writing furnished in connection with the Transaction or any of the other transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which it was made or deemed to have been made; or

           (g) the Company or any of the Guarantors shall fail to pay any principal of, premium or interest on or any other amount payable in respect of, any Indebtedness that is outstanding in a principal or notional amount of at least U.S.$1,000,000 (or the equivalent thereof in one or more other currencies), either individually or in the aggregate (but excluding Indebtedness outstanding hereunder), of the Company and the Guarantors, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period or the provision of notice thereof, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or otherwise relating to any such Indebtedness and shall continue after the applicable grace period or the provision of notice thereof, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder or holders thereof (or a trustee or agent on behalf of such holders) to cause such Indebtedness to mature; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

           (h) the Company or any of the Guarantors shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property and assets) shall occur; or the Company or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 11.1(h); or

           (i) one or more judgments or orders for the payment of money aggregating $250,000 (or the equivalent thereof in one or more other currencies) or more are rendered against one or more of the Company and its Subsidiaries and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be a period of at least 60 days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 11.1(i) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

           (j) any provision of any Note Document after delivery thereof pursuant to Section 4 or 8.11 shall for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Obligor intended to be a party to it or to give you or the Agent any of the rights, powers or privileges purported to be created thereunder, or any such Obligor shall so state in writing; or

           (k) any  Collateral  Document  after  delivery  thereof  pursuant to
     Section 4 or 8.11 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien on and security interest in the Collateral purported to be covered thereby, with the priority contemplated therein; or

           (l) any Termination Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such Termination Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which a Termination Event shall have occurred and be continuing (or the liabilities of the Obligors and the ERISA Affiliates related to such Termination Event) exceeds an aggregate amount of $500,000 (or the equivalent thereof in one or more other currencies); or

           (m) any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Obligors and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $500,000 (or the equivalent thereof in one or more other currencies); or

           (n) any Obligor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, is insolvent or is being terminated, within the meaning of Title IV of ERISA, and, as a result of such reorganization, insolvency or termination, the aggregate annual contributions of the Obligors and the ERISA Affiliates to all Multiemployer Plans that are in reorganization or being terminated at such time have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency or termination occurs by an amount exceeding $500,000 (or the equivalent thereof in one or more other currencies); or

           (o) any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, shall exist with respect to one or more Plans in excess of $500,000 (or the equivalent thereof in one or more other currencies) in the aggregate, or any Lien shall exist on the property and assets of any Obligor or any ERISA Affiliate in favor of the PBGC or a Plan; or

           (p) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) or any breach of fiduciary responsibility shall occur that may subject any Obligor or any ERISA Affiliate to any liability in excess of $500,000 under Section 406, 409, 502(i) or 502(l) of ERISA or Section 4975 of the Internal Revenue Code, or under any agreement or instrument pursuant to which any Obligor or any ERISA Affiliate has agreed or is required to indemnify any Person against such liability; or

           (q) A Change of Control shall occur.

11.2. ACCELERATION.

           (a) If an Event of Default with respect to the Company or any of its Subsidiaries described in Section 11.1(h) shall occur, all of the Notes then outstanding shall automatically become immediately due and payable.

           (b) If any Event of Default described in Section 11.1(a) or 11.1(b) has occurred and is continuing, any holder or holders of Notes at the time outstanding may at any time, at its or their option, by notice or notices to the Company, declare all of the Notes held by it or them to be immediately due and payable. If any holder of a Note shall exercise its rights under this
Section 11.2(b) at any time, the Company will give prompt notice thereof to the holders of all other Notes at such time outstanding and each such holder may (whether or not such notice is given or received), by written notice to the Company, declare the aggregate principal amount of all Notes held by it to be, and the same shall forthwith become, due and payable.

           (c) If any other Event of Default shall occur and be continuing, any holder or holders of more than 50% in aggregate principal amount of the Notes at the time outstanding may at any time, at its or their option, by notice or notices to the Company, declare all of the Notes then outstanding to be immediately due and payable.

           Upon any Notes becoming due and payable under this Section 11.2, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon and (ii) the Facility Fee thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice of any kind, all of which are hereby waived by the Company.

11.3. OTHER REMEDIES.

           If one or more Defaults or Events of Default shall occur and be continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 11.2(a), the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Note Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

11.4. RESCISSION.

           At any time after any Notes have been declared due and payable pursuant to Section 11.2(b) or 11.2(c), as the case may be, such declaration and its consequences shall be automatically rescinded and annulled if (a) the Company has paid all overdue interest on the Notes, all principal of on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Defaults and Events of Default, other than nonpayment of amounts that have become due solely by reason of such declaration, have been remedied or have been waived pursuant to Section 16, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto, to the Notes or to any other Note Document. No rescission and annulment under this Section 11.4 will extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

11.5. RESTORATION OF RIGHTS AND REMEDIES.

           If any holder of any Note has instituted any proceeding to enforce any right or remedy under this Agreement or any other Note Document and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such holder, then, and in each such case, the Obligors and the other holders of Notes shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder and, thereafter, all rights and remedies of the holders of Notes shall continue as though no such proceeding had been instituted.

11.6. NO WAIVERS OR ELECTION OF REMEDIES, EXPENSES, ETC.

           No course of dealing and no delay on  the  part of any holder of any
Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any other Note Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under
Section 14, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 11, including, without limitation, reasonable attorneys' fees, expenses and disbursements.


12.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

12.1. REGISTRATION OF NOTES.

           The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

12.2. TRANSFER AND EXCHANGE OF NOTES.

           Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be in substantially the form of Exhibit A attached hereto. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $2,500,000, provided that, if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $2,500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.3.

12.3. REPLACEMENT NOTES.

           Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

           (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or any other Person who meets the requirements of paragraph (c) of the definition of "Institutional Investor" as set forth in Schedule II, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

           (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company, at its own expense, shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.


13.  PAYMENTS ON NOTES.

13.1. PLACE OF PAYMENT.

           Subject to Section 13.2, payments of principal and interest becoming due and payable on the Notes shall be made in New York, New York. The Company may, at any time, by notice to you, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

13.2. HOME OFFICE PAYMENT.

           So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 13.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, and interest by the method and at the address specified for such purpose below your name on the signature page attached hereto, or by such other method or at such other address as you shall have from time to time specified to the Company and the Agent in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 13.1. Prior to any sale, transfer or other disposition of any Note held by you or your nominee, you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 12.2. The Company will afford the benefits of this
Section 13.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 13.2.


14.  EXPENSES, ETC.

14.1. TRANSACTION EXPENSES.

           Whether or not any aspect of the Transaction or any of the other transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys' fees of a special counsel, local or other counsel, financial advisors and outside accountants) incurred by you or holder of a Note in connection with the preparation, execution, delivery and administration of this Agreement, the Notes and the other Note Documents and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any of the other Note Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the Facility Fee, (b) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights of any holder of Notes under this Agreement, the Notes or any of the other Note Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any of the other Note Documents, or by reason of being a holder of any Note, and (c) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any of its Subsidiaries or in connection with any work-out, renegotiating or restructuring of the Transaction or any of the other transactions contemplated hereby, by the Notes and by the other Note Documents. The Company further agrees to indemnify you and each of your transferees from and hold you and each of them harmless from and against any and all present and future transfer, stamp, documentary or other similar taxes, assessments or charges made by any Governmental Authority by reason of the execution, delivery or performance of this Agreement, any Note or any other Note Document and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing or perfection of any lien, pledge or security interest contemplated by any of the Collateral Documents or any other document referred to therein, other than excise taxes under Section 4575 of the Internal Revenue Code to the extent such taxes arose due to actions by which you knew or should have known after reasonable diligence to be subject to the prohibitions of Section 4975 of the Internal Revenue Code. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you).

14.2. INDEMNITY.

           The Company agrees to indemnify each holder and each of its affiliates and their respective directors, officers, employees, agents, investment advisors and controlling persons (you and each such person being an "INDEMNIFIED PARTY") from and against any and all losses including, without limitation, loss of anticipated profits and any other loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by you to purchase Notes with respect to any Note Issuance, as a result of any failure to fulfill on or before the date specified in the related Notice of Note Issuance the applicable conditions set forth in Section 4 in the case of the Initial Closing or Section 4.18 in the case of a Subsequent Closing, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of the Notes, the Note Purchase
Agreement, the Transaction or any other transaction contemplated by this Agreement, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from your willful misconduct, bad faith or gross negligence or as a result of litigation or any claim against an Indemnified Party (other than PricewaterhouseCoopers LLP ("PWC") in its capacity as agent or investment advisor in connection with the Note Documents or the transactions contemplated thereby) by another Indemnified Party. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the performance by you of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted from your willful misconduct, bad faith or gross negligence.

           If the indemnification of an Indemnified Party provided for in this Agreement is for any reason held unenforceable the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and you, on the other hand, of the Notes or the Transaction as contemplated by this Agreement (whether or not the Notes or the Transaction is consummated) or (ii) if (but only if) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and you, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and you of the Notes or the Transaction as contemplated shall be deemed to be in the same proportion that the total amount of the Notes or the Transaction, as the case may be, bears to the fees paid or to be paid to you under this Agreement or in connection with the Notes; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to you under this Agreement or in connection with the Notes.

           The Company agrees that, without your prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not you or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

           In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any affiliate of the Company in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse you for all reasonable expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel.

14.3. SURVIVAL.

           The obligations of the Company under this Section 14 shall survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Note Document, and the termination of this Agreement and, in respect of any Person who was at any time a Purchaser or in whose name or for whose benefit such Person held any Note, the date on which such person no longer holds, or no longer holds in the name of or for the benefit of such other Person, any Note.


15.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

           All representations and warranties contained herein and in the other Note Documents shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to this Agreement or any other Note Document shall be deemed representations and warranties of the Company under this Agreement. Subject to the immediately preceding sentence, this Agreement, the Notes and the other Note Documents embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.


16.  AMENDMENT AND WAIVER.

16.1. REQUIREMENTS.

           This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby:

           (i) subject to the provisions of Section 11 relating to acceleration or rescission, decreasing the amount or increasing the length of time for of any prepayment or repurchase or payment of principal of, or reduce the rate or change the increasing the length of time for of payment or method of computation of interest on the Notes;

           (ii) change the percentage of the aggregate principal amount of the Notes the holders of which are required to consent to any such amendment or waiver;

           (iii)  subordinate  the  Notes  (or  any  of  them)   to  any  other
     obligations of the Company now or hereafter existing;

           (iv) reduce or limit the obligations of any of the Subsidiaries of the Company party to the Subsidiary Guaranty thereunder;

           (v) release a material portion of the Collateral in any transaction or any series of related transactions;

           (vi) permit the creation, incurrence, assumption or existence of any senior Lien on a material portion of the Collateral in any transaction or any series of related transactions to secure any obligations other than obligations owing to you and the other holders of Notes under the Note Documents; or

           (vii) amend any of Sections 7.1, 11.1(a), 11.1(b), any of 11.2 through 11.6, 16.1 or 19.

16.2. SOLICITATION OF HOLDERS OF NOTES.

           (a) SOLICITATION. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it at the time) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the other Note Documents. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 16 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

           (b) PAYMENT. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof or of the other Note Documents, unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

16.3. BINDING EFFECT, ETC.

           Any amendment or waiver consented to as provided in this Section 16 applies equally to all holders of Notes and is binding upon them, upon each future holder of any Note and upon each Obligor without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any right, power or privilege hereunder or under any other Note Document shall operate as a waiver of any right of any holder of such Note; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided under this Agreement and the other Note Documents are cumulative and not exclusive of any rights and remedies provided by applicable law.

16.4. NOTES HELD BY COMPANY, ETC.

           Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or any other Note Document, or have directed the taking of any action provided herein or in any other Note Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.


17.  NOTICES.

           All notices and communications provided for hereunder shall be in writing and delivered (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

           (i) if to you or your nominee, to you or it at the address specified for such communications in Schedule I attached hereto, or at such other address as you or it shall have specified to the Company and the Agent in writing;

           (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company and the Agent in writing; or

           (iii) if to the Company, to the Company at its address set forth on the first page of this Agreement (Telecopier No. (601) 936-1517) to the attention of Henry G. Schopfer, or at such other address as the Company shall have specified to the holder of each Note and the Agent in writing.

All notices and communications provided for under this Section 17 will be deemed given and effective only when actually received.


18.  REPRODUCTION OF DOCUMENTS.

           This Agreement, each of the other Note Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications of this Agreement or any other Note Document that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 18 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.


19.  CONFIDENTIAL INFORMATION.

           You hereby agree to maintain the confidentiality of all Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you; provided that you may deliver or disclose Confidential Information to (a) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (b) your counsel or your financial and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 19, (c) any other holder of any Note or to the Agent, (d) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this
Section 19), (e) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 19), (f) any federal or state regulatory authority having jurisdiction over you, or (g) any other Person to which such delivery or disclosure would likely be necessary or appropriate (i) to effect compliance with any law, rule, regulation or order applicable to you, (ii) in response to any subpoena or other legal process,
(iii) in connection with any litigation to which you, any other holder of any Note or the Agent are a party or (iv) if an Event of Default shall have occurred and be continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes, this Agreement and the other Note Documents. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 19 as though it were a party to this Agreement. Upon the reasonable request of the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 19.


20.  SUBSTITUTION OF PURCHASER.

           You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 20), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section
20), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.


21.  MISCELLANEOUS.

21.1. SUCCESSORS AND ASSIGNS.

           All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

21.2. PAYMENTS DUE ON NON-BUSINESS DAYS.

           Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day or a day in which the banks in Mississippi are required to be open shall be made on the next succeeding Business Day or a day in which the banks in Mississippi are required to be open without including the additional days elapsed in the computation of the items payable on such next succeeding Business Day or day.

21.3. SATISFACTION REQUIREMENT.

           Except as otherwise provided herein, or in any other Note Document, if any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement or any other Note Document required to be satisfactory to you or to the Required Holders, the determination of such satisfaction shall be made by you or the Required Holders, as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

21.4. SEVERABILITY.

           Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

21.5. CONSTRUCTION.

           Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

21.6. COMPUTATION OF TIME PERIODS.

           In this Agreement, in the computation of periods of time from a specific date to a later specified date, the word "from" means "from and including," the word "through" means "through and including", and the words "to" and "until" each mean "to but not excluding."

21.7. COUNTERPARTS.

           This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

21.8. GOVERNING LAW; SUBMISSION TO JURISDICTION, ETC.

           (a) This Agreement shall be governed by, and construed and enforced in accordance with, the law of the State of New York.

           (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the Notes or the other Note Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

           (c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the other Note Documents in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

           (d) To the extent that any of the parties hereto has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Notes.

           (e) Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Note Documents, the transactions contemplated thereby or the actions of any party hereto or the Agent in the negotiation, administration, performance or enforcement thereof.


                           *   *   *   *   *

                                             Draft: September 4, 1998

           If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                      Very truly yours,

                                      WIRELESS ONE, INC.


                                      By
                                         Name:
                                         Title:


                                             Draft: September 4, 1998

The foregoing is hereby
agreed to as of the
date first above written.

MERRILL LYNCH GLOBAL
     ALLOCATION FUND, INC.


By_______________________________
    Name:  Bryan N. Ison
    Title:    Vice President



Address:   Merrill Lynch Asset Management
           800 Scudders Mill Road
           Plainsboro, NJ 08536
Telecopier: (609) 282-6916

                                                   Draft: September 4, 1998

                                                            SCHEDULE II


                             DEFINED TERMS

           As used in this Agreement, the following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the term defined):

           "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

           "AGENT"  means  PricewaterhouseCoopers  LLC  in  its   capacity   as
     collateral agent under the Collateral Documents for the holders of the Notes.

           "ALTERNATIVE USE" means the provision of service other than Wireless Cable Service through the use of, among others, ITFS, MDS and MMDS channels, including two-way transmission services and fixed or mobile telecommunications services.

           "ALTERNATIVE USE APPLICATION" means an application filed by the Company or any of its Subsidiaries or the Licensee of a Channel to provide an Alternative Use, including an application for developmental authority, experimental authority or special temporary authority or any application for a Booster License or a booster station requesting to provide an Alternative Use.

           "BENEFIT LIABILITIES" has the meaning specified in Section 3 of ERISA.

           "BONDHOLDERS" means each "Holder" as such term is defined under the Indentures.

           "BOOSTER LICENSE" means a License for a booster station.

           "BTA" means basic trading area, as defined by Rand McNally and used by the FCC in licensing MDS and MMDS channels pursuant to the competitive bidding process.

           "BTA AUTHORIZATION" means the Permit granted by the FCC to apply for individual MDS and MMDS frequencies within a certain BTA.

           "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, are required or authorized by law to be closed.

           "BUSINESS PLAN" has the meaning specified in Section 4.15.



           "CAPITALIZED LEASE" means any lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

           "CASH EQUIVALENTS" means, at any time, (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) certificates of deposit with a maturity of 180 days or less of any financial institution that is not organized under the laws of the United States, any state thereof or the District of Columbia that are rated at least A-1 by S&P or at least P-1 by Moody's or at least an equivalent rating category of another nationally recognized securities rating agency; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 180 days from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.

           "CERCLA"   means    the    Comprehensive   Environmental   Response,
     Compensation and Liability Act of 1980, as amended from time to time.

           "CERCLIS"   means   the   Comprehensive    Environmental   Response,
     Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

           "CHANGE OF CONTROL" has the meaning specified in the Indenture dated as of October 24, 1995 for the 13% Senior Notes due 2003 as in effect on the date hereof without giving effect to any amendment or other modification thereto.

           "CHANNEL LEASES" means all leases to use transmission capacity held by or for benefit of one or more of the Company or any of its Subsidiaries of transmission capacity on ITFS, MDS, or MMDS frequencies licensed by the FCC.

           "CHANNELS" means the ITFS, MDS, or MMDS frequencies licensed, or expected to be licensed, to one or more of the Company or any of its Subsidiaries by the FCC pursuant to an FCC License or made available to one or more of the Company or any of its Subsidiaries by an ITFS, MDS, or MMDS applicant, permittee, conditional licensee or licensee pursuant to a Channel Lease, including any frequencies associated with any booster station, repeater station, response station hub or any facility used to provide an Alternative Use.

           "CLOSINGS" has the meaning specified in Section 2.

           "COLLATERAL" means all "Collateral" referred to in the Collateral Documents and all other property and assets that are or are intended under the terms of the Collateral Documents to be subject to any Lien in favor of the Agent for the benefit of the Secured Parties.

           "COLLATERAL ACCESS AGREEMENT" means a landlord waiver or consent, mortgagee waiver or consent, bailee letter, or a similar acknowledgment agreement of any warehouseman, processor, or other Person in possession of Collateral, in each case, in form and substance reasonably satisfactory to you.

           "COLLATERAL DOCUMENTS" means, collectively, the Security Agreement, the Control Agreement, each other security or pledge agreement entered into pursuant to Section 8.11 and each other agreement that creates or purports to create or perfect a Lien in favor of the Agent for the benefit of the Secured Parties.

           "COLLOCATION SITE" means the site at which the facilities for the corresponding Channel are, or are to be, collocated at a common transmitter site with other Channels that are used to provide Wireless Service on the System.

           "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended, 47 U.S.C. sec. 151 et seq.

           "COMPANY" has the meaning specified on page one of this Agreement.

           "CONFIDENTIAL INFORMATION" means information delivered to you by or on behalf of the Company or any of its Subsidiaries in connection with this Agreement or the Transaction or the other transactions contemplated hereby that is proprietary in nature and that was clearly marked, labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, but does not include any such information that (a) is or was generally available to the public (other than as a result of a breach of your confidentiality obligations hereunder or a violation of any other Person's confidentiality Obligations to or on behalf of the Company which violation is known by you), (b) becomes known or available to you on a nonconfidential basis other than through disclosure by the Company or any of its Subsidiaries or
     (c) constitutes financial statements delivered to you under Section 5.5 or
     8.17 that are otherwise publicly available.

           "CONSENT" means that certain Consent Letter in respect of the Solicitation of Consents Relating to Its 13% Senior Notes due October 15, 2003 and 13 1/2% Senior Discount Notes due August 1, 2006 dated July 30, 1998 waiving the provisions of the applicable Company Indentures in order to permit the Company and each Obligor to enter this Agreement and the other Note Documents to which it is a party, in accordance with Section
     10.02 of each of the Indentures.

           "CONTROL AGREEMENT" means a control agreement, in form and substance satisfactory to the Initial Purchaser, between the Company, the Agent and the applicable securities intermediary, that provides (among other things) that, from and after the giving of notice by the Agent to such securities intermediary (a "NOTICE OF EXCLUSIVE CONTROL"), such securities intermediary shall take instructions solely from the Agent with respect to the applicable Securities Account and related Investment Property.

           "CURRENT VALUE" has the meaning specified in Section 3 of ERISA.

           "DEFAULT" means any Event of Default or any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

           "DEFAULT RATE" means that rate of interest equal to 15% per annum.

           "DEPOSIT GUARANTY" means Deposit Guaranty, a division of First American National Bank.

           "DISCRETIONARY PURCHASE NOTICE" has the meaning specified in Section
     2.

           "EMPLOYEE BENEFIT PLAN" has the meaning specified in Section 3 of ERISA.

           "EMPLOYMENT AGREEMENTS" has the meaning specified in Section 4.3(h).

           "ENVIRONMENTAL ACTION" means any action, suit, demand, demand letter, claim, written notice of noncompliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or other third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

           "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree relating to pollution or to protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

           "ENVIRONMENTAL  PERMIT"  means   any   permit,   approval,  license,
     identification   number   or   other  authorization  required  under   any
     Environmental Law.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder from time to time.

           "ERISA AFFILIATE" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Company or any of its Subsidiaries, or under common control with the Company or any of its Subsidiaries, within the meaning of Section 414 of the Internal Revenue Code.

           "EVENT OF DEFAULT" has the meaning specified in Section 11.

           "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated and the rulings issued thereunder from time to time.

           "EXTRAORDINARY RECEIPT" means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, judgment awards, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments.

           "FAA" means the Federal Aviation Administration or any other federal governmental agency that may hereafter perform its functions.

           "FACILITY FEE" means 5% on the principal amount of each Note issued on the Initial Closing Date and 5% or more, but not to exceed 10%, on the principal amount of each Note issued on any Subsequent Closing Date.

           "FCC" means the Federal Communications Commission of the United States of America or any successor thereto.

           "FCC COOPERATION AGREEMENT" has the meaning specified in Section 4.

           "FCC LICENSES" means the Permits, including construction permits or authorizations issued by the FCC to the Company or any of its Subsidiaries or any lessor under a Channel Lease, or that are the subject of an application filed with the FCC by any Obligor or any such lessor under a Channel Lease, to operate one or more of the Channels, including any BTA Authorization, individual Permit to construct or operate Channels within a BTA, and any Alternative Use Permit or any application pending before the FCC for any such Permit.

           "FCC RULES" means Title 47 of the Code of Federal Regulations, as amended at any time and from time to time, and FCC decisions issued pursuant to the adoption of such regulations.

           "GAAP" means generally accepted accounting principles as in effect in the United States of America and as are applied in the financial statements of a Person on a consistent basis.

           "GOVERNMENTAL AUTHORITY" means any nation or government, any state, province or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

           "GOVERNMENTAL PLAN" has the meaning specified in Section 3 of ERISA.

           "GUARANTOR" means each Subsidiary of the Company that is listed as a signatory to the Subsidiary Guaranty on the Closing Date and each other Subsidiary of the Company that enters into a Guarantee Supplement (or other similar document) after the date of this Agreement pursuant to
     Section 8.11.

           "HAZARDOUS MATERIALS" means (a) petroleum or petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

           "HEDGE AGREEMENTS" means interest rate swap, cap or collar agreements, interest rate future or option contracts, commodity future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

           "HOLDER" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 12.1.

           "INDEBTEDNESS"  means,  with  respect   to   any   Person   (without
     duplication):

                (a) all indebtedness of such Person for borrowed money;

                (b) all Obligations of such Person for the deferred purchase price of property and assets or services (other than trade payables that are incurred in the ordinary course of such Person's business and are not overdue by more than six months);

                (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, or upon which interest payments are customarily made;

                (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person, even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets;

                (e) all Obligations of such Person as lessee under Capitalized Leases;

                (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities;

                (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any shares of capital stock of (or other ownership or profit interest in) such Person or in any other Person, or any warrants, rights or options to acquire such shares (or such other ownership or profit interest), other than any such Obligations for accrued and unpaid dividends thereon;

                (h) all Obligations of such Person in respect of Hedge Agreements, commodities agreements or take-or-pay or other similar arrangements;

                (i) all Obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the transaction giving rise to such Obligation is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP;

                (j) all Indebtedness of other Persons referred to in clauses (a) through (j) above or clause (l) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,
           (ii) to purchase, sell or lease (as lessee or lessor) property or assets, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner to invest in the debtor (including any agreement to pay for property, assets or services irrespective of whether such property or assets are received or such services are rendered) or (iv) otherwise to assure a creditor against loss; and

                (k) all Indebtedness referred to in clauses (a) through (k) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     The Indebtedness of any Person shall include (i) all obligations of any partnership or joint venture of the character described in clauses (a) through (l) above in which such person is a general partner or a joint venturer and (ii) all obligations of such Person of the character described in clauses (a) through (l) above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

           "INDEMNIFIED LIABILITIES" has the meaning specified in Section 14.2.

           "INDEMNIFIED PARTY" has the meaning specified in Section 14.2.

           "INDENTURES" means the 13% Senior Notes Indenture dated as of October 24, 1995 of the Company and the 13 1/2 % Senior Discount Notes Indenture dated August 12, 1996 of the Company, as amended through the date hereof.

           "INITIAL CLOSING" has the meaning specified in Section 3.

           "INITIAL NOTES" has the meaning set forth in Section 3.1.

           "INITIAL PURCHASER" means Merrill Lynch Global Allocation Fund, Inc.

           "INSTITUTIONAL INVESTOR" means (a)  the Initial Purchaser of a Note,
     (b) any holder of a Note holding more than 25% of the aggregate principal amount of the Notes outstanding on any date of determination and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

           "INSUFFICIENCY" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA).

           "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder from time to time.

           "INVESTMENT" means, with respect to any Person, any loan or advance to such Person, any purchase or other acquisition of any shares of capital stock (or other ownership or profit interest), warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (j) or (k) of the definition of "Indebtedness" in respect of such Person.

           "ITFS" means the Instructional Television Fixed Service, a class of microwave frequencies licensed by the FCC pursuant to Part 74 of the FCC Rules.

           "LEGAL REQUIREMENTS" means all applicable international, foreign, federal, state, and local laws, judgments, decrees, orders, statutes, ordinances, rules, regulations or Permits, including the Communications Act and all orders issued and regulations promulgated under the Communications Act.

           "LICENSEE" means an applicant, permittee, conditional licensee, or licensee of a frequency or location regulated by the FCC.

           "LIEN" means, with respect to any Person, any mortgage, lien, pledge, charge, hypothecation, assignment, deposit arrangement, security interest, encumbrance priority, charge or other preference of any kind (including, without limitation, any agreement to give any of the foregoing), or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capitalized Lease, upon or with respect to any property or asset of such Person (including, in the case of shares of capital stock owned by such Person, stockholder agreements, voting trust agreements and other similar arrangements).

           "MATERIAL" means material in relation to the business, operations, condition (financial or otherwise), assets, liabilities or properties of the Company and its Subsidiaries, taken as a whole.

           "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Company or any of its Subsidiaries taken as a whole.

           "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, operations, condition (financial or otherwise), assets, liabilities or properties of the Company and its Subsidiaries, taken as a whole, (b) the ability of any of the Obligors to perform its obligations under this Agreement or any other Note Document to which it is or is to be a party or (c) other than solely as a result of an action or inaction by you or the Agent, the rights and remedies afforded to you and the Agent under this Agreement or any other Note Document.

           "MATERIAL CONTRACT" means, with respect to any Person, the Assigned Agreements (as defined in the Security Agreement) and each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $1,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance or properties of such Person.

           "MATURITY DATE" means the earliest of (i) April 15, 1999, (ii) the date the Notes have become or are declared to be immediately due and payable pursuant to Section 11 and (iii) the date the Company delivers written notice to you that it has redeemed the Notes in full in accordance with Section 7.2, has paid in full all amounts due and payable under the Note Documents and has permanently terminated this Agreement.

           "MDS" means the Multipoint Distribution Service, a domestic wireless transmission service licensed by the FCC pursuant to Part 21 of the FCC Rules.

           "MEMORANDUM" has the meaning specified in Section 5.3.

           "MMDS"   means   Multichannel  Multipoint  Distribution  Service,  a
     domestic wireless transmission  service  licensed  by  the FCC pursuant to
     Part 21 of the FCC Rules.

           "MULTIEMPLOYER PLAN" means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Obligor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

           "MULTIPLE EMPLOYER PLAN" means a single employer plan (as defined in Section 4001(a)(15) of ERISA) that (a) is maintained for employees of any Obligor or any ERISA Affiliate and at least one Person other than the Obligors and the ERISA Affiliates or (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under
     Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

           "NET CASH PROCEEDS" means, with respect to any sale, lease, transfer or other disposition of any asset or the sale or issuance of any Indebtedness or capital stock or other ownership interest, any securities convertible into or exchangeable for capital stock or other ownership or profit interest or any warrants, rights, options or other securities to acquire capital stock or other ownership or profit interest by any Person or any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Indebtedness secured by a Lien on such asset that, by the terms of such transaction, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or the Company or any of its Subsidiaries or any Affiliate of any of the Company or any of its Subsidiaries and are properly attributable to such transaction or the asset that is the subject thereof.

           "NOTE DOCUMENTS" means, collectively, this Agreement, the Notes, the Subsidiary Guaranty, the Guarantee Supplements, if any, the Collateral Documents, the Control Agreement, and each other agreement evidencing any Obligation of the Obligors secured by the Collateral Documents, in each case as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms hereof and thereof.

           "NOTES" has the meaning defined in Section 1.

           "NPL" means the National Priorities List under CERCLA.

           "OBLIGATION" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 11.1(h).

           "OBLIGORS" means, collectively, the Company, each Guarantor, each other Subsidiary of the Company that is party to the Security Agreement or to a pledge agreement (or other similar document) after the date of this Agreement pursuant to Section 8.11.

           "OFFICER'S CERTIFICATE" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

           "PARTY IN INTEREST" has the meaning specified in Section 3 of ERISA.

           "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

           "PERMITS" of a Person shall mean all rights, franchises, permits, authorities, licenses, certificates of approval or authorizations, including licenses and other authorizations issuable by a Governmental Authority, which pursuant to applicable Legal Requirements are necessary to permit such Person lawfully to conduct and operate its business as currently conducted and to own and use its assets.

           "PERMITTED LIENS" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

                (a) Liens for taxes, assessments and governmental charges or levies to the extent not otherwise required to be paid under
           Section 8.5(a);

                (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's, storage and repairmen's Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that (i) are not overdue for a period of more than 60 days or (ii) are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP;

                (c) pledges or deposits to secure obligations incurred in the ordinary course of business under workers' compensation laws, unemployment insurance or other similar legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations;

                (d) Liens securing the performance  of,  or  payment in respect of, bids, tenders, government contracts (other than for the repayment of borrowed money), surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

                (e) any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business and, either individually or when aggregated with all other Permitted Liens in effect on any date of determination, could not be reasonably expected to have a Material Adverse Effect;

                (f) Liens in favor of customs and revenue authorities arising as a matter of law or pursuant to a bond to secure payment of customs duties in connection with the importation of goods;

                (g) customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; and

                (h) easements, rights of way, zoning restrictions and other encumbrances on title to real property that do not, either individually or in the aggregate, render title to the property encumbered thereby unmarketable or materially and adversely affect either the use of such property for its present purposes or the conduct of the business of the Company or any of its Subsidiaries in the ordinary course.

           "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

           "PLAN" means a Single Employer Plan or a Multiple Employer Plan.

           "PRESENT VALUE" has the meaning specified in Section 3 of ERISA.

           "PROPERTY" or "PROPERTIES" means, unless otherwise expressly stated in this Agreement, real or personal property of any kind, tangible or intangible, choate or inchoate.

           "PROPOSAL LETTER" means the Proposal Letter dated July 27, 1998 executed by the Purchaser and accepted by the Company.

           "QPAM EXEMPTION" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

           "REGULATION T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor to all or a portion thereof).

           "REGULATION U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor to all or a portion thereof).

           "REGULATION X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor to all or a portion thereof).

           "REPORTABLE EVENT" means any of the events set forth in Section 4043(c) of ERISA other than those events as to which the post-event notice requirement is waived under subsections .13, .21, .22, .24, or .28 of PBGC Reg. <section>4043.

           "REQUIRED HOLDERS" means, at any time, the holders of at least a majority in interest of the aggregate principal amount of all of the Notes outstanding at such time (excluding from any calculation thereof any Notes then owned or held by the Company or any of its Subsidiaries or other Affiliates).

           "RESPONSIBLE OFFICER" means any Senior Financial Officer and any other officer of the Company or any of its Subsidiaries responsible for overseeing the administration of or reviewing compliance with all or any portion of this Agreement or any other Note Document.

           "SECURED OBLIGATIONS" has the meaning specified in Section 2 of the Security Agreement.

           "SECURED PARTIES" means the Agent, the holders of the Notes and the other Persons, if any, the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents..

           "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

           "SECURITY AGREEMENT" has the meaning specified in Section 4.3.

           "SENIOR FINANCIAL OFFICER" means the chief financial officer, the principal accounting officer, the treasurer or the comptroller of the Company.

           "SEPARATE ACCOUNT" has the meaning specified in Section 3 of ERISA.

           "SINGLE EMPLOYER PLAN" means a single employer plan (as defined in Section 4001(a)(15) of ERISA) that (a) is maintained for employees of any Obligor or any ERISA Affiliate and no Person other than the Obligors and the ERISA Affiliates or (b) was so maintained and in respect of which any Obligor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

           "SUBSEQUENT CLOSING" has the meaning set forth in Section 3.1.

           "SUBSEQUENT NOTE" has the meaning set forth in Section 3.1.

           "SUBSIDIARY GUARANTY" has the meaning specified in Section 4.3.

           "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of:

                (a) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency);

                (b) the interest in the capital or profits of such partnership, joint venture or limited liability company; or

                (c) the beneficial interest in such trust or estate,

     is at the time, directly or indirectly, owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries; provided however, that with respect to the Company and each Obligor, the term "Subsidiary" shall exclude any Person that is a "shell" entity having no assets or liabilities (direct or contingent) and holding no licenses or other authorizations from the FCC or any other Governmental Authority; provided further that upon the incurrence of any such liability or upon obtaining any asset, license or such governmental authorization such Person shall become a Subsidiary in accordance with Section 8.11.

           "SYSTEM AGREEMENTS" means, collectively, all Channel Leases, Tower Site Leases, programming agreements, retransmission agreements, non-interference or cooperation agreements (excluding no-objection letters issued in the ordinary course of business), equipment agreements or instruments, licenses, permits, and other material agreements pertaining to the transmission of video, voice, or data signals of each of the Company and each of its Subsidiaries now existing or hereafter acquired or obtained, relative to the Channels or the construction and operation of the Systems.

           "SYSTEMS" means (a) the wireless systems operated by the Company and its Subsidiaries as of the Closing Date for the provision of Wireless Cable Services and other Wireless Services and (b) the wireless systems operated by the Company and its Subsidiaries from and after the Closing Date for the provision of Wireless Cable Services and other Wireless Services.

           "TERMINATION EVENT" means:

                (a) the occurrence of a Reportable Event;

                (b) the application for a minimum funding waiver with respect to a Plan;

                (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA;

                (d) the cessation of operations at a facility of any Obligor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA resulting in liability of any Obligor or any ERISA Affiliate to any Plan or the PBGC;

                (e) the withdrawal by any Obligor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA resulting in liability of any Obligor or any ERISA Affiliate to any Plan or the PBGC;

                (f)  the  conditions  for  the  imposition  of  a   lien  under
           Section 302(f) of ERISA shall have been met with respect to any Plan;

                (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or

                (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA, that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

           "TOWER SITE LEASE" means each agreement between each of the Company and each of its Subsidiaries and any Person relating to the location of towers and transmitters.

           "TOWER SITE LESSOR CONSENT" has the meaning set forth within the definition of "Assignment Agreements."

           "TRANSACTION" means the entering into by the Obligors of the Note Documents, the issuance of the Notes under the Note Purchase Agreement and the use of proceeds contemplated hereby.

           "VOTING STOCK" means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

           "WARRANT AGREEMENT" has the meaning set forth in Section 4.3(j).

           "WARRANTS" means the 7 year detachable warrants issued pursuant to the Warrant Agreement to purchase common stock of the Company equal to a "pro rata portion" of 6% of the Company's common stock on a fully diluted basis exercisable at 110% of the market price per share at the time of issuance of the initial Note. "Pro rata portion" means a fraction, the numerator of which is equal to the face amount of the Notes issued on each issuance date and the denominator of which is equal to $20,000,000.

           "WIRELESS CABLE SERVICE" means the provision of subscription, voice, video or data or any other service that is permitted under FCC Rules and regulations or authorized by the FCC and services ancillary thereto through the use of, among other, ITFS, MDS, and MMDS channels.

           "WIRELESS SERVICE" means any service that is permitted under FCC Rules and regulations to be provided on or by means of the transmission capacity on an ITFS, MDS or MMDS channel, including Wireless Cable Services and Alternative Use services, or by means of the transmission capacity of any other frequency or service using radio authorized by the FCC.

           "WITHDRAWAL LIABILITY" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

           "WONC" has the meaning specified in Section 9.10.

           "WONC SALE" means the transfer of certain wireless cable assets, including without limitation, certain Channels and related FCC Licenses from the Company to Wireless One of North Carolina, L.L.C. pursuant to the two letter agreements dated as of August 5, 1997 and April 27, 1998 from Barry R Rubens to the Company.